Stem holdings, INC.

AND

patch international inc.

ARRANGEMENT AGREEMENT

November 11, 2016

TABLE OF CONTENTS

Article 1 INTERPRETATION		4

1.1	Definitions	4
1.2	Interpretation Not Affected by Headings, etc.	16
1.3	Number, etc.	16
1.4	Capitalized Terms	16
1.5	Date for Any Action	16
1.6	Entire Agreement	16
1.7	Currency	16
1.8	Certain Phrases and References, etc.	16
1.9	Accounting Matters	16
1.10	Disclosure in Writing	17
1.11	References to Legislation	17
1.12	Enforceability	17
1.13	Knowledge	17
1.14	Interpretation Not Affected by Party Drafting	17
1.15	Schedules	17

Article 2 THE ARRANGEMENT AND MEETING		18

2.1	Plan of Arrangement	18
2.2	Interim Order, Final Order, etc.	18
2.3	Patch Meeting and Circular	19
2.4	Court Proceedings	22
2.5	Patch Board Recommendation	22
2.6	Regulatory Matters	22
2.7	Treatment of Patch Exchangeable Shares, the Patch Class “A” Preferred Share and the Patch Class “B” Preferred Share	23
2.8	Officers and Employees	23
2.9	Public Communications	23
2.10	Indemnities and Directors’ and Officers’ Insurance	23
2.11	Tax Withholdings	24
2.12	Articles of Arrangement	24
2.13	Closing	24
2.14	Effective Date	24
2.15	U.S. Securities Laws	25
2.16	List of Securityholders	25
2.17	Patch Energy Disposition	25
2.18	Patch Note	25

Article 3 COVENANTS		26

3.1	Covenants of the Purchaser	26
3.2	Covenants of Patch	26
3.3	Mutual Covenants Regarding the Arrangement	32
3.4	Patch’s Covenants Regarding Non-Solicitation	33
3.5	Access to Information	37
3.6	Resignations	37

Article 4 REPRESENTATIONS AND WARRANTIES		38

4.1	Representations and Warranties of the Purchaser	38
4.2	Representations and Warranties of Patch	38

Article 5 CONDITIONS PRECEDENT		38

5.1	Mutual Conditions Precedent	38
5.2	Additional Conditions to Obligations of the Purchaser	39
5.3	Additional Conditions to Obligations of Patch	41
5.4	Notice and Effect of Failure to Comply with Conditions	42
5.5	Satisfaction of Conditions	43

Article 6 AMENDMENT		43

6.1	Amendment	43
6.2	Waiver	43

Article 7 TERMINATION		44

7.1	Termination	44
7.2	Effect of Termination/Survival	46

Article 8 NOTICES		46

8.1	Notices	46

Article 9 GENERAL		47

9.1	Assignment and Enurement	47
9.2	Costs	47
9.3	Severability	47
9.4	Further Assurances	48
9.5	Time of Essence	48
9.6	Governing Law	48
9.7	Third Party Beneficiaries	48
9.8	Injunctive Relief	48
9.9	Counterparts	48
9.10	Survival	48

SCHEdULES

SCHEDULE A – PLAN OF ARRANGEMENT

SCHEDULE B – ARRANGEMENT RESOLUTION

SCHEDULE C – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SCHEDULE D – REPRESENTATIONS AND WARRANTIES OF PATCH

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is dated as of the 11th day of November, 2016

BETWEEN:

STEM HOLDINGS, INC., a corporation existing under the laws of the State of Nevada (the “Purchaser”)

- and -

PATCH INTERNATIONAL INC., a corporation existing under the laws of the Province of Alberta (“Patch”)

WHEREAS the Parties wish to propose an arrangement involving Patch and the Patch Common Shareholders whereby the Purchaser will acquire all of the issued and outstanding Patch Common Shares;

AND WHEREAS the Parties intend to carry out the transactions contemplated by this Agreement by way of an arrangement under the provisions of the ABCA;

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties do hereby covenant and agree as follows:

Article 1

INTERPRETATION

1.1 Definitions

In this Agreement, including the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following defined terms have the meanings hereinafter set forth:

(a)	“42nd Street Lease” means the one or more leases to be entered into between the Purchaser and the owner of the 42nd Street Property.

(b)	“42nd Street Property” means the warehouse facility located at 800 N. 42nd Street in Springfield, Oregon as described in the Acquisition Agreement.

(c)	“42nd Street Sublease” means the sublease to be entered into between the Purchaser and Opco relating to the 42nd Street Property.

(d)	“ABCA” means the Business Corporations Act (Alberta).

(e)	“Acquisition Agreement” means the amended and restated agreement dated October 24, 2016 among the Purchaser, Oregon LLC, Gated LLC, Kind LLC and Never LLC.

(f)	“Acquisition Proposal” means other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any person or group of persons “acting jointly or in concert” (within the meaning of MI 62-104) other than the Purchaser relating to: (i) any direct or indirect sale or disposition (or any lease or other arrangement having the same economic effect as a sale), in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets of Patch and its subsidiaries; (ii) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a person or group of persons “acting jointly or in concert” (within the meaning of MI 62-104) beneficially owning 20% or more of any class of voting or equity securities (including securities convertible into or exercisable or exchangeable for such securities) of Patch; (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or winding up involving Patch or any of its material subsidiaries; or (iv) any other similar transaction or series of transactions involving Patch or any of its subsidiaries, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Arrangement.

(g)	“Additional Consideration” means for each Patch Common Share held: (i) if any Patch Note Collection Proceeds are received on or before 10:00 a.m. (MT) on the third last Business Day prior to the Effective Date, the aggregate of each Patch Note Collection Payment Per Share; and (ii) if the Patch Note Collection has not been completed in full satisfaction of all amounts owing under the Patch Note on or before 10:00 a.m. (MT) on the third last Business Day prior to the Effective Date, one CVR.

(h)	“Affiliate” has the meaning ascribed thereto in the Securities Act.

(i)	“Aggregate Additional Consideration” means the aggregate amount of Additional Consideration to be paid to Patch Shareholders at the Effective Time.

(j)	“Aggregate Purchaser Share Consideration” means that number of Purchaser Shares as is equal to the quotient obtained when dividing the Patch Working Capital by the deemed price for each Purchaser Share, being US$2.40.

(k)	“Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Arrangement Agreement (including the schedules hereto) as supplemented, modified or amended, and not to any particular article, section, schedule or other portion hereof.

(l)	“Applicable Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements, and the terms and conditions of any grant, approval, permission, authority or license of any Governmental Authority, as are applicable to a Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or its business, undertaking, property or securities. For greater clarity, “Applicable Laws” includes Securities Laws.

(m)	“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Purchaser and Patch, each acting reasonably.

(n)	“Arrangement Resolution” means the special resolution to approve the Arrangement to be considered by the Patch Shareholders at the Patch Meeting, substantially in the form of Schedule “B”.

(o)	“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under Section 193(10) of the ABCA to be filed with the Registrar after the Final Order has been granted giving effect to the Arrangement.

(p)	“Authorization” means, with respect to any person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Authority having jurisdiction over the person, including in the case of the Purchaser, the Material Permits.

(q)	“Business Day” means any day, other than Saturday, Sunday or a statutory holiday in the Province of Alberta.

(r)	“Canadian Securities Laws” means the Securities Act and any other applicable provincial securities laws.

(s)	“Certificate” means the certificate or proof of filing to be issued by the Registrar pursuant to Section 193(11) or (12) of the ABCA in respect of the Articles of Arrangement giving effect to the Arrangement.

(t)	“Circular” means the notice of the Patch Meeting and the accompanying management proxy circular and proxy statement to be sent by Patch to the Patch Shareholders in connection with the Patch Meeting, together with all appendices, schedules and exhibits thereto and any financial statements contained therein, and any amendments or supplements thereto.

(u)	“Consideration” means for each Patch Common Share held: (i) the Purchaser Share Consideration, and (ii) the Additional Consideration.

(v)	“Court” means the Court of Queen’s Bench of Alberta.

(w)	“CVR” means a contingent value right of the Purchaser issued pursuant to the Rights Indenture and entitling the holder thereof to each Patch Note Collection Payment Per Share upon receipt of Patch Note Collection Proceeds at any time and from time to time after the Effective Time.

(x)	“Depositary” means Computershare Trust Company of Canada or such other person that may be appointed by the Purchaser for the purpose of receiving deposits of certificates formerly representing Patch Common Shares with the approval of Patch, acting reasonably.

(y)	“Dissent Rights” means the rights of dissent made available to Patch Shareholders in respect of the Arrangement described in the Plan of Arrangement and the Interim Order.

(z)	“Effective Date” means the date the Arrangement becomes effective under the ABCA, being the date shown on the Certificate.

(aa)	“Effective Time” means 12:01 a.m. (Calgary time) on the Effective Date.

(bb)	“Encumbrance” means any mortgage, pledge, assignment for security, charge, lien, security interest, guarantee or other encumbrance or collateral securing the payment obligations of any person, and any agreement, right, privilege, or arrangement (whether by law, contract or otherwise) capable of becoming any of the foregoing.

(cc)	“Executive Officers” has the meaning ascribed thereto in Section 1.13.

(dd)	“Final Order” means the final order of the Court in a form acceptable to the Purchaser and Patch, each acting reasonably, approving the Arrangement pursuant to Section 193(9)(a) of the ABCA, as such order may be amended by the Court (with the consent of both the Purchaser and Patch, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Purchaser and Patch, each acting reasonably) on appeal.

(ee)	“GAAP” means the accounting principles generally accepted in Canada determined with reference to the Handbook and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board under Part I of the Handbook, applicable as at the date on which date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years.

(ff)	“Gated LLC” means Gated Oregon Holdings, LLC, a limited liability company formed under the laws of the State of Oregon.

(gg)	“Governmental Authority” means: (i) any international, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (ii) any subdivision, agency, agent or authority of any of the foregoing; (iii) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

(hh)	“Handbook” means the Handbook of the Chartered Professional Accountants of Canada, as amended from time to time.

(ii)	“Harlequin Lease” means the lease to be entered into between the Purchaser and Opco relating to the Harlequin Property.

(jj)	“Harlequin Property” means the retail store located at 1027 Willamette Street, Eugene, Oregon as described in the Acquisition Agreement.

(kk)	“Harlequin PSA” means the purchase and sale agreement between Stem and the vendor of the Harlequin Property dated November 1, 2016.

(ll)	“insider” has the meaning set forth in the Securities Act.

(mm)	“Interim Order” means the interim order of the Court pursuant to Section 193(4) of the ABCA in a form acceptable to the Purchaser and Patch, each acting reasonably, providing for, among other things, the calling and holding of the Patch Meeting, as such order may be amended by the Court with the consent of the Purchaser and Patch, each acting reasonably.

(nn)	“Kind LLC” means Kind Care Holdings, LLC, a limited liability company formed under the laws of the State of Oregon.

(oo)	“Litigation” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of a Party, threatened against or affecting a Party or its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which: (i) materially adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(pp)	“Matching Period” has the meaning ascribed thereto in Section 3.4(e)(iv).

(qq)	“Material Adverse Change” or “Material Adverse Effect” means, with respect to the Purchaser or Patch, as the case may be, any fact, state of facts, circumstance, change, occurrence or event that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, assets, properties, liabilities (whether contingent or otherwise) capitalization, condition (financial or otherwise), or cash flows of the Party and its subsidiaries, taken as a whole, other than any fact, state of facts, circumstance, change, occurrence or event relating to or resulting from: (i) general economic, financial, currency exchange, securities, credit or commodity prices; (ii) the announcement of the execution of this Agreement or the transactions contemplated hereby; (iii) any change in global, national or regional political conditions, including outbreaks of war or acts of terrorism; (iv) any natural disaster; or (v) any changes or effects arising from matters permitted or contemplated by this Agreement or consented to or approved in writing by the other Party; provided that in the case of (i) and (iii); such effect relating to or resulting from the foregoing does not have a disproportionate Material Adverse Effect or Material Adverse Change on the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise), liabilities (contingent or otherwise) or cash flows of the Purchaser as compared to the corresponding effect on persons engaged in the commercial real estate leasing industry generally, or of Patch and its subsidiaries, taken as a whole, as compared to the corresponding effect on persons engaged in similar industries, as the case may be; unless expressly provided in any particular section of this Agreement, references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a “Material Adverse Change” or “Material Adverse Effect” has occurred.

(rr)	“material change”, “material fact” and “misrepresentation” have the meanings ascribed thereto under the Securities Act.

(ss)	“Material Permits” means any permits and authorizations required for the operation of the Purchaser’s business as presently contemplated, including any permits and authorizations required by Opco for the operation of Opco’s business as presently contemplated.

(tt)	“MI 62-104” means Multilateral Instrument 62-104 – Take-over Bids and Issuer Bids.

(uu)	“Mutual Releases” has the meaning ascribed thereto in Section 3.6.

(vv)	“Never LLC” means Never Again Real Estate, LLC, a limited liability company formed under the laws of the State of Oregon.

(ww)	“Ordinary Course” means, with respect to an action taken by the Purchaser or Patch or its subsidiaries, that such action is consistent with the past practices of the Purchaser or Patch, as the case may be, and is taken in the ordinary course of the normal day-to-day operations of the business of the Purchaser or Patch, as the case may be.

(xx)	“Oregon LLC” means Oregon Acquisitions JV, LLC, a limited liability company formed under the laws of the State of Oregon.

(yy)	“Opco” means, collectively, the operating companies (and any Affiliates thereof) leasing the Harlequin Property and the 42nd Street Property (and any other properties acquired or controlled by the Purchaser), including Opco Holdings, Inc. and Oregon LLC.

(zz)	“Outside Date” means January 31, 2017.

(aaa)	“Parties” means the Purchaser and Patch; and “Party” means either one of them.

(bbb)	“Patch” has the meaning ascribed thereto in the recitals hereof.

(ccc)	“Patch Board” means the board of directors of Patch.

(ddd)	“Patch Board Recommendation” has the meaning ascribed thereto in Section 2.5.

(eee)	“Patch Class “A” Preferred Share” means the issued and outstanding Class “A” preferred voting share in the capital of Patch.

(fff)	“Patch Class “A” Preferred Special Voting Right” means the special voting right in respect of Patch entitling the Trustee under the Patch Voting Trust Agreement to vote, consent to, or otherwise act at a meeting of Patch Common Shareholders and representing that number of voting rights (each such voting right equal to the voting rights attached to one Patch Common Share) equal to the number of outstanding Patch Exchangeable Shares issued in conjunction with the Patch Class “A” Preferred Share outstanding immediately prior to the record date set for such meeting or at such other time as may be determined by applicable law for determining Patch Common Shareholders entitled to so vote, consent or otherwise act at such a meeting or in respect of such a resolution.

(ggg)	“Patch Class “B” Preferred Share” means the issued and outstanding Class “B” preferred voting share in the capital of Patch.

(hhh)	“Patch Class “B” Preferred Special Voting Right” means the special voting right in respect of Patch entitling the Trustee under the Patch Voting Trust Agreement to vote, consent to, or otherwise act at a meeting of Patch Common Shareholders and representing that number of voting rights (each such voting right equal to the voting rights attached to one Patch Common Share) equal to the number of outstanding Patch Exchangeable Shares issued in conjunction with the Patch Class “B” Preferred Share outstanding immediately prior to the record date set for such meeting or at such other time as may be determined by applicable law for determining Patch Common Shareholders entitled to so vote, consent or otherwise act at such a meeting or in respect of such a resolution.

(iii)	“Patch Common Shareholders” means the holders of Patch Common Shares.

(jjj)	“Patch Common Shares” means the Class “A” common shares in the capital of Patch issued and outstanding from time to time, and for greater certainty, where the context requires, includes those Class “A” common shares in the capital of Patch issuable upon the redemption of the Patch Exchangeable Shares as described herein.

(kkk)	“Patch Energy” means Patch Energy Inc., a subsidiary of Patch.

(lll)	“Patch Exchangeable Shareholders” means registered holders of the Patch Exchangeable Shares.

(mmm)	“Patch Exchangeable Shares” means the Series A preferred shares of Patch Energy, which are exchangeable in accordance with their terms for no additional consideration into Patch Common Shares on a one-for-one basis.

(nnn)	“Patch Financial Statements” means, collectively, the audited consolidated financial statements of Patch as at and for the year ended May 31, 2016, together with the notes thereto and the auditor’s report thereon.

(ooo)	“Patch Information” means the information describing Patch and its business, operations and affairs included in the Circular as required under Applicable Laws.

(ppp)	“Patch Meeting” means the special meeting of Patch Shareholders to consider, among other things, the Arrangement Resolution and related matters, and any adjournments thereof.

(qqq)	“Patch Note” means the promissory note and loan agreement dated November 6, 2015 between Robix Environmental Technologies, Inc. as successor to Formation Fluid Management Inc., as borrower, and Patch, as lender.

(rrr)	“Patch Note Collection” means any and all present or future claim, right of action, litigation, arbitration, mediation, collection effort or other dispute resolution proceedings or effort of any kind of Patch or any of its Affiliates, or their respective successors or assigns, relating to the collection of any and all amounts owing under the Patch Note in full and final payment thereof.

(sss)	“Patch Note Collection Proceeds” means all present and future value, order, award, entitlement or remuneration of any kind and in any form, including any property, assets, cash or other form of payment in each case paid, payable, recovered, owing to, due to, awarded to, ordered or otherwise ordered to be received by Patch or any of its Affiliates, Stem or any of its Affiliates, or their respective successors or assigns pursuant to any settlement, award, order, entitlement, collection, judgment, sale, disposition, agreement or any other monetization of any kind of the Patch Note or relating to the Patch Note Collection.

(ttt)	“Patch Note Collection Payment Per Share” means if Patch or any of its Affiliates, Stem or any of its Affiliates, or any of their respective successors or assigns, receives any Patch Note Collection Proceeds and such Patch Note Collection Proceeds consist in whole or in part of: (i) shares or other securities, then that number of shares or other securities equal to the quotient obtained when dividing such portion of the Patch Note Collection Proceeds by 43,952,213 (with fractions equal to or greater than 0.5 being rounded up and fractions less than 0.5 being rounded down); or (ii) cash or cash equivalents (to the extent such cash or cash equivalents are not accounted for in the calculation for the Patch Working Capital), then that number of Purchaser Shares as is equal to the quotient obtained when dividing (A) the result obtained when such portion of the Patch Note Collection Proceeds (if applicable, as converted to United States dollars using the Bank of Canada daily noon exchange rate for the applicable date) is divided by the deemed price for each Purchaser Share, being US$2.40, by (B) 43,952,213 (with fractions equal to or greater than 0.5 being rounded up and fractions less than 0.5 being rounded down).

(uuu)	“Patch Original Voting Trust Agreements” means the exchange and voting trust agreements among Patch, Patch Energy, 1286664 Alberta Ltd. and the Patch Exchangeable Shareholders dated December 6, 2006 and January 16, 2007, respectively.

(vvv)	“Patch Public Record” means all information filed by or on behalf of Patch after January 1, 2016 with the Canadian Securities Authorities, in compliance, or intended compliance, with any Applicable Laws which is available for public viewing on the SEDAR website under Patch’s profile at www.sedar.com.

(www)	“Patch Shareholders” means registered or beneficial holders of the Patch Shares, as the context requires.

(xxx)	“Patch Shares” means collectively, (i) the Patch Common Shares, (ii) the Patch Class “A” Preferred Share, and (iii) the Patch Class “B” Preferred Share.

(yyy)	“Patch Support Agreements” means the agreements between the Purchaser and the Patch Supporting Securityholders, pursuant to which the Patch Supporting Securityholders have agreed to vote the Patch Voting Securities beneficially owned or controlled or subsequently acquired by the Patch Supporting Securityholders in favour of the Arrangement Resolution and to otherwise support the Arrangement.

(zzz)	“Patch Supporting Securityholders” means all of the officers and directors of Patch and all of those other holders of Patch Voting Securities who have signed or who have agreed to sign Patch Support Agreements after the date hereof.

(aaaa)	“Patch Transaction Costs” means all costs and expenses incurred by Patch and its subsidiaries in connection with the transactions contemplated by this Agreement, including all legal, accounting, advisory fees, printing and other administrative and professional fees, costs and expenses of third parties, and all amounts payable by Patch in respect of the transactions contemplated by the Arrangement.

(bbbb)	“Patch Working Capital” means the amount equal to Patch’s current assets minus its current liabilities as at the third last Business Day prior to the Effective Date, determined in accordance with GAAP, provided that current liabilities shall include only fifty percent (50%) of the Patch Transaction Costs to a maximum of $100,000, such amount expressed in United States dollars using the Bank of Canada daily noon exchange rate for the applicable date.

(cccc)	“Patch Working Capital Certificate” means a certificate of Patch addressed to the Purchaser and dated the Effective Date, signed on behalf of Patch by an officer of Patch (on Patch’s behalf and without personal liability), confirming the Patch Working Capital.

(dddd)	“Patch Voting Securities” means, collectively, the Patch Common Shares and the Patch Exchangeable Shares;

(eeee)	“Patch Voting Trust Agreement” means the agreement of appointment and acceptance dated June 2, 2016 among Patch, Patch Energy and the Trustee, pursuant to which the Trustee was appointed as successor trustee under the Patch Original Voting Trust Agreements.

(ffff)	“person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Authority) or any other entity, whether or not having legal status.

(gggg)	“Plan of Arrangement” means the plan of arrangement substantially in the form set out in Schedule “A” to this Agreement as amended or supplemented from time to time in accordance with the terms hereof.

(hhhh)	“Private Placement” means the private placement offering by the Purchaser of up to 1,250,000 Purchaser Shares at a price of US$2.40 per Purchaser Share.

(iiii)	“Purchaser” has the meaning ascribed thereto in the recitals hereof.

(jjjj)	“Purchaser Board” means the board of directors of the Purchaser.

(kkkk)	“Purchaser Financial Statements” means the audited financial statements of the Purchaser, comprised of the statement of financial position as at September 30, 2016 and October 12, 2016 and the statements of comprehensive income, changes in shareholders’ equity and cash flows for the periods from incorporation to September 30, 2016 and October 1, 2016 to October 12, 2016, together with the notes thereto and the auditor’s report thereon.

(llll)	“Purchaser Information” means the information describing the Purchaser and its business, operations and affairs specifically to be provided by the Purchaser to Patch for inclusion or incorporation by reference in the Circular as required under Applicable Laws and the Interim Order.

(mmmm)	“Purchaser Share Consideration” means Purchaser Shares valued at approximately $0.083, being that number of Purchaser Shares (expressed to five decimal places) as is equal to the quotient obtained when dividing the Aggregate Purchaser Share Consideration by 43,952,213.

(nnnn)	“Purchaser Shares” means the shares of common stock in the share capital of the Purchaser.

(oooo)	“Real Property Agreements” means the 42nd Street Lease, 42nd Street Sublease, Harlequin PSA and Harlequin Lease.

(pppp)	“Registrar” means the Registrar of Corporations for the Province of Alberta duly appointed under Section 263 of the ABCA.

(qqqq)	“Regulatory Approvals” means such sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under any law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities required to consummate the Plan of Arrangement.

(rrrr)	“Representative” means any officer, director, employee, representative (including any financial or other advisor) or agent of the Purchaser or Patch or of any of its subsidiaries, as the case may be.

(ssss)	“Returns” shall mean all reports, filings, notices, schedules, estimates, elections, designations, forms, declarations of estimated tax, information statements and returns including any amendments, attachments or appendices and exhibits thereto, made, prepared or filed or required to be filed with a Governmental Authority in connection with, any Taxes.

(tttt)	“Rights Indenture” means the rights indenture to be entered into between Purchaser and a trust company acceptable to Patch and Purchaser, as rights agent, providing for the creation and issuance of the CVRs.

(uuuu)	“SEC” means the United States Securities and Exchange Commission.

(vvvv)	“Securities Act” means the Securities Act (Alberta).

(wwww)	“Securities Authorities” means, collectively, the securities commissions, similar securities regulatory authorities in each of the provinces or territories of Canada and the U.S. Securities Authorities.

(xxxx)	“Securities Laws” means the Canadian Securities Laws and the U.S. Securities Laws, and all other applicable Canadian and/or U.S. Securities Laws, rules and regulations and published policies thereunder.

(yyyy)	“subsidiary” means, with respect to a specified entity, any:

(i)	body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified entity or indirectly by or for the benefit of such specified entity;

(ii)	entity which is not a body corporate, of which more than 50% of the voting or equity interests of such entity (including, for a partnership other than a limited partnership, the voting or equity interests in such partnership) are owned, directly or indirectly, by such specified entity or indirectly by or for the benefit of such specified entity and, in the case of a limited partnership, of which such specified entity, or a subsidiary of such specified entity, is a general partner; and

(iii)	issuer that would constitute a subsidiary as defined in the Securities Act.

(zzzz)	“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from a person who is an arm’s length third party made after the date of this Agreement: (i) to acquire not less than all of the outstanding Patch Shares or all or substantially all of the assets of Patch on a consolidated basis; (ii) that complies with Canadian Securities Laws and did not result from or involve a breach of Section 3.4 or any agreement between the person making such Acquisition Proposal and Patch; (iii) that the Patch Board has determined in good faith is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the person making such proposal; (iv) that is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Patch Board, acting in good faith (after receipt of advice from its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal, or is reasonably likely to be obtained; (v) that is not subject to any due diligence and/or access condition; and (vi) in respect of which the Patch Board and any relevant committee thereof determines, in its good faith judgment, after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, reasonably be expected to result in a transaction which is more favourable, from a financial point of view, to Patch Common Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 3.4(f)).

(aaaaa)	“Superior Proposal Notice” has the meaning ascribed thereto in Section 3.4(e)(iii).

(bbbbb)	“Tax Act” means the Income Tax Act (Canada).

(ccccc)	“Tax” or “Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, large corporation, capital gain, alternative minimum, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all employment insurance, health insurance and Canada and other Governmental Authority pension plan and workers compensation premiums or contributions including any interest, fines or penalties for failure to withhold, collect or remit any tax and any liability for such taxes imposed by law with respect to any other person arising pursuant to any tax sharing, indemnification or other agreements or any liability for taxes of any predecessor or transferor entity and whether disputed or not.

(ddddd)	“Third Party Beneficiaries” has the meaning ascribed thereto in Section 9.7.

(eeeee)	“Trustee” means 1973803 Alberta Ltd., the trustee for the Patch Exchangeable Shares.

(fffff)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

(ggggg)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934.

(hhhhh)	“U.S. Securities Act” means the United States Securities Act of 1933.

(iiiii)	“U.S. Securities Authorities” means, collectively, the SEC and similar securities regulatory authorities in each of the United States.

(jjjjj)	“U.S. Securities Laws” means the federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time.

1.2 Interpretation Not Affected by Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles, Sections and Schedules and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.3 Number, etc.

Words importing the singular number include the plural and vice versa and words importing the use of any gender include all genders.

1.4 Capitalized Terms

All capitalized terms used in any Schedule, the Purchaser Disclosure Letter or the Patch Disclosure Letter have the meanings ascribed to them in this Agreement.

1.5 Date for Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action is required to be taken on the next succeeding day which is a Business Day.

1.6 Entire Agreement

This Agreement together with the agreements and documents herein referred to, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties with respect to the subject matter hereof. For greater certainty, the Patch Support Agreements are separate agreements between the parties thereto and are unaffected by this Section 1.6.

1.7 Currency

Unless otherwise indicated, all sums of money which are referred to in this Agreement are expressed in lawful money of Canada. References to “United States dollars” and “US$” are to the lawful money of the United States.

1.8 Certain Phrases and References, etc.

The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” Unless stated otherwise, “Article”, “Section” and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

1.9 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature that are required to be made shall be made in a manner consistent with GAAP.

1.10 Disclosure in Writing

References to “disclosed in writing”, “except as previously disclosed in writing” and similar expressions in this Agreement shall in the case of disclosure by Patch, be construed for purposes of this Agreement as referring to matters disclosed in (a) the Patch Disclosure Letter; (b) the Patch Financial Statements; (c) Patch’s annual management’s discussions and analysis for the year ended May 31, 2016; and (d) this Agreement or in the schedules hereto; and in the case of disclosure by the Purchaser, be construed for purposes of this Agreement as referring to matters disclosed in (a) the Purchaser Disclosure Letter; (b) the Purchaser Financial Statements; and (c) this Agreement or in the schedules hereto.

1.11 References to Legislation

References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.12 Enforceability

All representations, warranties, covenants and opinions in or contemplated by this Agreement as to the enforceability of any covenant, agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, and the discretionary nature of certain remedies (including specific performance and injunctive relief and general principles of equity).

1.13 Knowledge

Where any representation or warranty is expressly qualified by reference to the knowledge of a Party, it is deemed to refer to the actual knowledge of the Executive Officers of the Purchaser or Patch, as the case may be, after reasonable inquiry, and does not include any constructive, implied or imputed knowledge of such individuals. For purposes of this Section 1.13, “Executive Officers” (a) in the case of the Purchaser means Adam Berk and Steve Hubbard; and (b) in the case of Patch means Mark Bentsen and David Hawkins.

1.14 Interpretation Not Affected by Party Drafting

The Parties acknowledge that their respective legal counsel have reviewed and participated in negotiating, drafting and settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.

1.15 Schedules

(a)	The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

(b)	The Purchaser Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless: (i) it is required to be disclosed pursuant to Applicable Law unless such Applicable Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes; or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

(c)	The Patch Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless: (i) it is required to be disclosed pursuant to Applicable Law unless such Applicable Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes; or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

Article 2
THE ARRANGEMENT AND MEETING

2.1 Plan of Arrangement

The Parties agree that the Arrangement shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement, pursuant to which, among other things, the Patch Common Shareholders (other than those who have validly exercised Dissent Rights) shall receive the Consideration for each Patch Common Share held.

2.2 Interim Order, Final Order, etc.

(a)	As soon as reasonably practicable following the date of this Agreement and in any event by no later than December 9, 2016, Patch shall apply to the Court, in a manner reasonably acceptable to the Purchaser, for the Interim Order and thereafter, in cooperation with the Purchaser, diligently seek the Interim Order and, upon receipt thereof, Patch shall forthwith carry out the terms of the Interim Order to the extent applicable to it. The Interim Order shall provide, among other things:

	(i)	for the calling and holding of the Patch Meeting, including the record date for determining the persons to whom notice is to be provided in respect of the Arrangement and the Patch Meeting and for the manner in which such notice is to be provided;

	(ii)	that the Patch Shareholders shall be entitled to vote with respect to the Arrangement Resolution, with each (A) Patch Common Shareholder being entitled to one vote for each Patch Share held, (B) the holder of the Patch Class “A” Preferred Share being entitled to the Patch Class “A” Preferred Special Voting Right, and (C) the holder of the Patch Class “B” Preferred Share being entitled to the Patch Class “B” Preferred Special Voting Right;

	(iii)	that, subject to the approval of the Court, the requisite majority for the approval of the Arrangement Resolution shall be at least two-thirds of the votes cast by the Patch Shareholders present in person or represented by proxy at the Patch Meeting;

	(iv)	that in all other respects, the terms, restrictions and conditions of Patch’s articles and by-laws, including quorum requirements and all other matters shall apply in respect of the Patch Meeting in respect of Patch Shareholders, except as modified by the Interim Order;

	(v)	for the grant of Dissent Rights to those Patch Shareholders who are registered Patch Shareholders;

(vi)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vii)	that the Patch Meeting may be adjourned or postponed from time to time by Patch in accordance with the terms of this Agreement without the need for additional approval of the Court; and

(viii)	that the record date for the Patch Shareholders entitled to notice of and to vote at the Patch Meeting will not change in respect of any adjournment(s) of the Patch Meeting, unless required by Applicable Law.

(b)	Provided all necessary approvals for the Arrangement Resolution are obtained from the Patch Shareholders, Patch shall, as soon as reasonably practicable following the Patch Meeting, and in any event no later than three Business Days after the Arrangement Resolution is passed at the Patch Meeting in accordance with the Interim Order, submit the Arrangement to the Court and apply for the Final Order.

(c)	No later than three Business Days following the issuance of the Final Order and the satisfaction or waiver (subject to Applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Date) set forth in Article 5, Patch shall file the Articles of Arrangement, the Final Order and such other documents as may be required to give effect to the Arrangement with the Registrar pursuant to Section 193(10) of the ABCA, whereupon the transactions comprising the Arrangement shall occur and shall be deemed to have occurred in the order set out in the Plan of Arrangement without any further act or formality.

2.3 Patch Meeting and Circular

(a)	Patch shall:

(i)	convene and conduct the Patch Meeting in accordance with the Interim Order, Patch’s constating documents and Applicable Laws as soon as reasonably practicable (and in any event by no later than January 31, 2017), and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Patch Meeting without the prior written consent of the Purchaser, except:

(A)	in the case of an adjournment, as required for quorum purposes;

(B)	as required or permitted under Section 3.4(i) and Section 5.4(c); or

(C)	as required by Applicable Laws or a Governmental Authority.

(ii)	subject to the terms of this Agreement, solicit proxies, in accordance with Applicable Laws, in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Patch Shareholder that is inconsistent with the Arrangement Resolution;

(iii)	provide the Purchaser with copies of or access to information regarding the Patch Meeting generated by any dealer or proxy solicitation services firm, as requested from time to time by the Purchaser;

(iv)	consult with the Purchaser in fixing the date of the Patch Meeting, give notice to the Purchaser of the Patch Meeting and allow the Purchaser’s Representatives to attend the Patch Meeting;

(v)	promptly advise the Purchaser, at such times as the Purchaser may reasonably request, as to the aggregate tally of the proxies received by Patch in respect of the Arrangement Resolution;

(vi)	promptly advise the Purchaser of any written communication from any Patch Shareholder in opposition to the Arrangement, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and written communications sent by or on behalf of Patch to any Patch Shareholder exercising or purporting to exercise Dissent Rights;

(vii)	not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of the Purchaser; and

(viii)	not change the record date for the Patch Shareholders entitled to vote at the Patch Meeting in connection with any adjournment or postponement of the Patch Meeting unless required by Applicable Laws.

(b)	Patch shall as soon as reasonably practicable following the date of this Agreement (but taking into account the need for the Purchaser to provide the Purchaser Information) prepare and complete, in consultation with the Purchaser, the Circular together with any other documents required by Applicable Laws in connection with the Patch Meeting and the Arrangement, and Patch shall, after obtaining the Interim Order, cause the Circular and such other documents to be filed and sent to each Patch Shareholder and each Patch Exchangeable Shareholder and any other person as required by the Interim Order and Applicable Laws, in each case so as to permit the Patch Meeting to be held by the date specified in Section 2.3(a)(i).

(c)	Patch shall ensure that the Circular complies in all material respects with Canadian Securities Laws, does not contain any misrepresentation at the time of the mailing (excluding the Purchaser Information for which the Purchaser shall be responsible) and provides the Patch Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Patch Meeting. Without limiting the generality of the foregoing, the Circular must include: (i) the Patch Board Recommendation; and (ii) a statement that each Patch Supporting Securityholder intends, in accordance with the Patch Support Agreements, to vote all of such shareholder’s Patch Voting Securities in favour of the Arrangement Resolution and against any resolution submitted by any Patch Shareholder that is inconsistent with the Arrangement.

(d)	The Purchaser shall provide the Purchaser Information to be included by Patch in the Circular, any public announcement or regulatory filing or other related documents to Patch in writing, and shall ensure that at the time of the mailing, announcement or filing, as applicable, such information does not contain any misrepresentation and complies in all material respects with Securities Laws.

(e)	The Purchaser hereby indemnifies and saves harmless Patch, its subsidiaries and their respective Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which Patch, any subsidiary or any of their respective Representatives may be subject or may suffer as a result of, or arising from, any misrepresentation or alleged misrepresentation contained in the Purchaser Information included in the Circular that was provided by the Purchaser in writing for inclusion in the Circular pursuant to Section 2.3(d), including as a result of any order made, or any inquiry, investigation or proceeding instituted by any Securities Authority or other Governmental Authority based on such a misrepresentation or alleged misrepresentation.

(f)	Patch hereby indemnifies and saves harmless the Purchaser and its Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Purchaser or its Representatives may be subject or may suffer as a result of, or arising from:

(i)	any misrepresentation or alleged misrepresentation contained in the Circular; and

(ii)	any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Authority, to the extent based on any misrepresentation or any alleged misrepresentation in the Circular, provided, however, that the above noted indemnification obligation of Patch shall not apply to any liabilities, claims, demands, losses, costs, damages and expenses arising as a result of any misrepresentation or any alleged misrepresentation in the Circular based solely on Purchaser Information supplied in writing by the Purchaser to Patch for inclusion in the Circular in accordance with Section 2.3(d) and contained in the Circular.

(g)	The Parties shall cooperate in the preparation, filing and mailing of the Circular. Patch shall provide the Purchaser and its Representatives with a reasonable opportunity to review and comment on the Circular and any other relevant documentation and reasonable consideration shall be given to any comments made by the Purchaser, provided that all Purchaser Information included in the Circular shall be in form and content satisfactory to the Purchaser, acting reasonably, and provided that all Patch Information included in the Circular shall be in form and substance satisfactory to Patch, acting reasonably.

2.4 Court Proceedings

(a)	Patch shall provide the Purchaser and its counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed by Patch with the Court in connection with the Arrangement and any supplement or amendment thereto, and reasonable consideration shall be given to any comments made by the Purchaser and its counsel, and Patch shall provide counsel to the Purchaser on a timely basis with copies of any notice of appearance and evidence served on Patch or its counsel in respect of the application for the Interim Order and/or the Final Order or any appeal therefrom and of any notice (written or oral) received by Patch indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. Patch shall ensure that material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, Patch shall not object to counsel to the Purchaser making submissions on the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that such submissions are consistent with this Agreement and the Plan of Arrangement.

(b)	Patch shall not file any material with the Court in connection with the Arrangement or serve any such material and shall not agree to modify or amend materials so filed or served except as contemplated hereby or with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

2.5 Patch Board Recommendation

The Patch Board has unanimously determined that the Arrangement is in the best interests of Patch and is fair to the Patch Shareholders, has unanimously approved the Arrangement and the entering into of this Agreement, and has resolved to recommend that Patch Shareholders vote in favour of the Arrangement (the “Patch Board Recommendation”).

2.6 Regulatory Matters

(a)	The Parties shall co-operate in the preparation of any application for the Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by either of the Parties to be necessary to discharge its respective obligations or otherwise advisable under Applicable Laws in connection with the Arrangement and this Agreement as promptly as practicable hereafter.

(b)	Each Party shall promptly notify the other Party if at any time before the Effective Time it becomes aware that the Circular, an application for a Regulatory Approval or any other order, registration, consent, ruling, exemption, no-action letter or approval, any circular or other filing under Applicable Laws contains a misrepresentation, or information that otherwise requires an amendment or supplement to the Circular, such application, circular or filing, and the Parties shall co-operate in the preparation of such amendment or supplement as required, including the distribution and filing of such amendment or supplement by the Parties.

(c)	Each Party will promptly inform the other Party of any requests or comments made by Securities Authorities in connection with the Circular or the Arrangement. Each of the Parties will cooperate with the other and shall diligently do all such acts and things as may be reasonably required in the manner contemplated in the context of the preparation of the Circular and use its commercially reasonable efforts to resolve all requests or comments made by Securities Authorities with respect to the Circular or the Arrangement and any other required filings under Applicable Laws as promptly as practicable after receipt thereof.

2.7	Treatment of Patch Exchangeable Shares, the Patch Class “A” Preferred Share and the Patch Class “B” Preferred Share

(a)	The Parties acknowledge and agree that all of the outstanding Patch Exchangeable Shares will, pursuant to the terms thereof, be redeemed by Patch Energy in exchange for Patch Common Shares on a one-for-one basis prior to the Effective Date, conditional upon consummation of the Arrangement, and that Patch, the Patch Board, Patch Energy and its board of directors may take all such actions as are necessary or desirable to effect the foregoing.

(b)	The Parties acknowledge and agree that immediately following the redemption of the Patch Exchangeable Shares, and prior to the Effective Date, Patch will repurchase the Patch Class “A” Preferred Share and the Class “B” Preferred Share from the Trustee for nominal consideration and terminate the Patch Voting Trust Agreement, conditional upon consummation of the Arrangement, and that Patch and the Patch Board may take all such actions as are necessary or desirable to effect the foregoing.

2.8 Officers and Employees

Patch covenants and agrees that all obligations or liabilities of Patch to pay any amount to or on behalf of its directors, officers or consultants in conjunction with the completion of the Arrangement have been disclosed in writing, and all obligations or liabilities of Patch to pay any amount to or on behalf of its directors, officers or consultants, including directors’ fees and any other payments in conjunction with the completion of the Arrangement and the termination of consulting services provided to Patch and its subsidiaries will be no more than $25,000, payment of which shall be made prior to the Effective Date.

2.9 Public Communications

The Parties shall advise, consult and cooperate with each other prior to issuing, or permitting any of their Representatives to issue any news releases or otherwise make public statements with respect to this Agreement, the Arrangement, the transactions with respect thereto, from the date hereof until the Effective Time. The Parties shall not issue any such news releases or make any such public statement prior to such consultation, except as may be required by this Agreement or Applicable Laws including, for greater certainty, in order to fulfill continuous disclosure obligations under Applicable Laws, but only after using its reasonable commercial efforts to consult each other taking into account the time constraints to which it is subject as a result of such law or obligation.

2.10 Indemnities and Directors’ and Officers’ Insurance

(a)	The Purchaser agrees that after the Effective Time, Patch and its subsidiaries and their respective successors shall fulfill their respective obligations pursuant to, and shall not take any actions to terminate or materially adversely affect, indemnities provided or available to past and present officers and directors of Patch and its subsidiaries pursuant to the provisions of the constating documents of Patch and its subsidiaries, applicable corporate legislation and any written indemnity agreements which have been entered into between Patch and its subsidiaries and such officers and directors effective on or prior to the date hereof.

(b)	The Purchaser agrees that, for the entire period from the Effective Time until six years after the Effective Time, the Purchaser will cause Patch or any successor to Patch to maintain Patch’s current directors’ and officers’ insurance policy or an equivalent policy, subject in either case to terms and conditions no less advantageous to the directors and officers of Patch and its subsidiaries than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Patch and its subsidiaries, covering claims made prior to or within six years after the Effective Time.

2.11 Tax Withholdings

The Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable to any Patch Shareholder and, for greater certainty, from any amount payable to a Patch Shareholder who has validly exercised, and not withdrawn, Dissent Rights, as the case may be, under the Plan of Arrangement, such amounts as the Purchaser is required to deduct and withhold from such consideration and remit in accordance with applicable Tax laws and administrative policy of the Canada Revenue Agency. Any such amounts will be deducted, withheld and remitted from the consideration payable pursuant to the Plan of Arrangement and shall be treated for all purposes as having been paid to the Patch Shareholder, in respect of which such deduction, withholding and remittance was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. In connection with any amount required to be withheld pursuant to the Plan of Arrangement, the Purchaser may direct the Depositary to withhold such number of the Purchaser Shares that may otherwise be paid to such Patch Shareholder under the Plan of Arrangement and, subject to Applicable Laws, to sell Purchaser Shares for cash proceeds to be used for such withholding.

2.12 Articles of Arrangement

Patch shall amend the Plan of Arrangement from time to time at the reasonable request of the Purchaser, provided that no such amendment is inconsistent with the Interim Order, the Final Order, applicable terms of this Agreement or is prejudicial to Patch Shareholders or other Patch securityholders to be bound by the Plan of Arrangement.

2.13 Closing

The closing of the Arrangement will take place at the offices of legal counsel to Patch, or at such other location as may be agreed upon by the Parties.

2.14 Effective Date

The Arrangement shall become effective at the Effective Time on the Effective Date. The Certificate shall be conclusive evidence that the Arrangement has become effective as of the Effective Time. The Parties shall use their reasonable commercial efforts to cause the Effective Date to occur on or about December 30, 2016 or as soon thereafter as reasonably practicable and, in any event, by the Outside Date.

2.15	U.S. Securities Laws

The Arrangement shall be structured and executed such that, assuming the Court considers the fairness of the terms and conditions of the Arrangement (both procedurally and substantively) at a hearing at which Patch Shareholders have a right to appear and grants the Final Order, the issuance of the Purchaser Shares issuable to Patch Shareholders under the Arrangement will not require registration under the U.S. Securities Act, in reliance upon Section 3(a)(10) thereof. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.15.

2.16	List of Securityholders

At the reasonable request of the Purchaser from time to time, and in compliance with Applicable Laws, Patch shall, or shall direct its registrar and transfer agent to, provide the Purchaser with a list of the registered holders of the Patch Shares and the Patch Exchangeable Shares, together with their addresses and holdings, and a list of participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and the Depository Trust Company, and non-objecting beneficial owners of Patch Voting Securities, together with their addresses and holdings. Patch shall from time to time require that its registrar and transfer agent furnish Purchaser with such additional information, including updated or additional lists of holders of Patch Shares and Patch Exchangeable Shares and lists of holdings and other assistance as the Purchaser may reasonably request.

2.17	Patch Energy Disposition

The Parties agree that Patch shall use its commercially reasonable efforts to enter into a purchase and sale agreement providing for the disposition of the shares of Patch Energy owned by Patch, which transaction is to become effective as soon as reasonably practicable following the Effective Date.

2.18	Patch Note

The Parties agree that Patch shall use its commercially reasonable efforts to: (i) pursue the Patch Note Collection and all Patch’s legal and equitable rights arising in connection with the Patch Note; (ii) work to bring about the reasonable monetization of the Patch Note through a settlement or other means; and (iii) collect and enforce any settlement, final judgement or award in respect of the Patch Note, in each case with the aim of Patch receiving Patch Note Collection Proceeds on or before 10:00 a.m. on the third last Business Day prior to the Effective Date.

In the event that Patch does not receive Patch Note Collection Proceeds sufficient to the settle the full and final amount outstanding under the Patch Note on or before the 10:00 a.m. on the third last Business Day prior to the Effective Date, Purchaser agrees to execute and deliver the Rights Indenture, in form and substance acceptable to Patch, and to create and issue the CVRs to be issued under the Arrangement on the Effective Date.

Article 3
COVENANTS

3.1	Covenants of the Purchaser

From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except with the prior written consent of Patch and except as otherwise expressly permitted or specifically contemplated by this Agreement or as otherwise required by Applicable Laws:

(a)	other than as disclosed in writing to Patch: (i) the Purchaser’s business shall be conducted in the Ordinary Course; and (ii) the Purchaser shall use reasonable commercial efforts to preserve intact its business, organization, assets, properties and goodwill and maintain satisfactory relationships with contract counterparties and others having advantageous business relationships with it;

(b)	the Purchaser shall not, directly or indirectly do or permit to occur any of the following: (i) amend its constating documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares; (iii) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (iv) split, combine or reclassify any of its securities; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution or reorganization of the Purchaser; (vi) reduce the stated capital of the Purchaser or any of the outstanding Purchaser Shares; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(c)	the Purchaser shall cause its current insurance (or re-insurance) policies (including, to the extent reasonably within its control, any such policies obtained by third parties on behalf of the Purchaser) not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect and shall pay all premiums in respect of such insurance policies that become due prior to the Effective Date;

(d)	neither the Purchaser nor the Purchaser Board will agree or consent to the release of any director or officer of the Purchaser from any fiduciary duty owed by such person to the Purchaser or the holders of Purchaser Shares, including and without limitation, as would allow any such person to pursue any corporate opportunities that would otherwise be the property of the Purchaser or any subsidiary controlled by the Purchaser;

(e)	the Purchaser shall not take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might, directly or indirectly, interfere or affect the consummation of the Arrangement, or that would render, or would reasonably be expected to render, any representation or warranty made by the Purchaser in this Agreement untrue in any material respect at any time prior to completion of the Arrangement or termination of this Agreement, whichever first occurs;

(f)	the Purchaser shall promptly notify Patch in writing of any material adverse change (actual, anticipated, contemplated or, to the knowledge of the Purchaser threatened, financial or otherwise) in its business, operations, affairs, assets, capitalization, financial condition, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise;

(g)	the Purchaser shall promptly advise Patch in writing of any material breach by the Purchaser of any representation, warranty, covenant, obligation or agreement contained in this Agreement;

(h)	the Purchaser will use its reasonable commercial efforts to take all necessary action to give effect to the transactions contemplated by this Agreement and the Arrangement, including using its reasonable commercial efforts to satisfy or cause the satisfaction of the conditions set forth in Section 5.1 and Section 5.3 as soon as reasonably practicable, to the extent the fulfillment of the same is within the control of the Purchaser;

(i)	the Purchaser shall use its reasonable commercial efforts to obtain the written consent of any third parties as are required for the consummation of the Arrangement or as otherwise contemplated hereby;

(j)	the Purchaser shall cause to be taken all corporate action to allot and reserve for issuance the Purchaser Shares to be issued in exchange for the Patch Common Shares;

(k)	if applicable, the Purchaser shall cause to be taken all corporate action to enter into the Rights Indenture and to create and issue the CVRs to each former holder of Patch Common Shares at the Effective Time;

(l)	except for non-substantive communications, and communications that the Purchaser is required to keep confidential pursuant to Applicable Laws, the Purchaser shall furnish promptly to Patch or Patch’s counsel, a copy of each notice, report, schedule or other document delivered, filed or received by the Purchaser from Governmental Authorities in connection with: (i) the Arrangement; (ii) any filings under Applicable Laws in connection with the transactions contemplated by this Agreement; and (iii) any dealings with Governmental Authorities in connection with the transactions contemplated by this Agreement;

(m)	the Purchaser shall, on the Effective Date, provide the Depositary an irrevocable direction authorizing and directing the Depositary to deliver the Aggregate Purchaser Share Consideration and, if applicable, Aggregate Additional Consideration issuable pursuant to the Arrangement to holders of the Patch Common Shares in accordance with the Plan of Arrangement;

(n)	the Purchaser shall use all reasonable commercial efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Applicable Laws to complete the Arrangement, in accordance with the terms thereof, including using its reasonable commercial efforts to:

(i)	obtain all necessary Authorizations and filings as are required to be obtained or made by the Purchaser under any Applicable Laws and to satisfy any condition provided for under this Agreement;

(ii)	oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affect its ability to consummate the Arrangement; and

(iii)	co-operate with Patch in connection with the performance by it of its obligations hereunder;

(o)	the Purchaser will use its reasonable commercial efforts to assist Patch in obtaining the Interim Order and the Final Order and to carry out the intent or effect of this Agreement and the Arrangement;

(p)	the Purchaser will use its reasonable commercial efforts to defend all material lawsuits and other legal, regulatory and other proceedings arising after the date hereof against it challenging or affecting this Agreement, the Arrangement or the transactions contemplated hereby;

(q)	the Purchaser will use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to close the Private Placement for gross proceeds of not less than US$1,000,000; and

(r)	the Purchaser will use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Purchaser has entered into and performed all obligations required to be performed by it under the Real Property Agreements at or prior to the Effective Time.

3.2	Covenants of Patch

From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except with the prior written consent of the Purchaser, and except as otherwise expressly permitted or specifically contemplated by this Agreement or as required by Applicable Laws:

(a)	other than as disclosed in writing to the Purchaser: (i) Patch’s business shall be conducted only in the Ordinary Course; and (ii) Patch shall use reasonable commercial efforts to preserve intact its business, organization, assets, properties and goodwill and maintain satisfactory relationships with contract counterparties and others having advantageous business relationships with it, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on Patch;

(b)	Patch shall consult with the Purchaser in respect of the ongoing material business and affairs of Patch and its subsidiaries and keep the Purchaser apprised of all material developments relating thereto;

(c)	Patch shall not, and shall not permit any of its subsidiaries to, directly or indirectly, do or permit to occur any of the following: (i) amend its constating documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares; (iii) except as specifically contemplated in this Arrangement Agreement and the Plan of Arrangement, redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (iv) issue (other than Patch Common Shares issued on the redemption of outstanding Patch Exchangeable Shares as specifically contemplated by this Arrangement Agreement), grant, sell or pledge or agree to issue, grant, sell or pledge any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire shares; (v) split, combine or reclassify any of its securities; (vi) pursue, complete or agree to complete any corporate acquisition or disposition, amalgamation, merger, arrangement, (vii) make any material change to the business, capital or affairs of Patch or any of its subsidiaries, except as specifically contemplated in this Arrangement Agreement; (viii) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Patch or any of its subsidiaries; (ix) reduce the stated capital of Patch or any of its subsidiaries or any of the outstanding Patch Common Shares; or (x) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(d)	Patch and its subsidiaries shall not, directly or indirectly: (i) sell, pledge, dispose of or encumber any assets; (ii) expend or commit to expend any amounts with respect to any capital expenditures or future commitments; (iii) expend or commit to expend any amounts with respect to any operating expenses or general and administrative expenses; (iv) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer; (v) acquire any assets; (vi) incur any indebtedness for borrowed money in or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than in respect of (A) fees payable to legal and other advisors in respect of the Arrangement, and (B) in the Ordinary Course; (vii) pay, discharge or satisfy any material claims, liabilities or obligations except as reflected or reserved against in the Patch Financial Statements; (viii) authorize, recommend or propose any release or relinquishment or any material contract right; (ix) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material contract; (x) enter into or terminate any hedges, swaps or other financial instruments or like transactions; or (xi) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or transaction to do any of the foregoing;

(e)	other than in connection with payments contemplated by Section 2.8, neither Patch nor any of its subsidiaries shall: (i) hire any officer or director; (ii) increase the compensation of any officer, director or consultant in any form; (iii) take any action with respect to the amendment of any termination pay policies or arrangements for any officers, directors or consultants; (iv) grant any advance or any loan to any officer or director or any other party; or (v) adopt or amend or make any contribution to any bonus, employee benefit plan, profit sharing, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, stock purchase plan, fund or arrangement for the benefit of officers, directors or consultants;

(f)	Patch will promptly provide to the Purchaser, prior to filing or issuance of the same, any proposed public disclosure document, including any news release or material change report, subject to Patch’s obligations under Applicable Laws to make continuous disclosure and timely disclosure of material information, and the Purchaser agrees to keep such information confidential until it is filed as part of the Patch Public Record;

(g)	Patch shall cause its current insurance (or re-insurance) policies or those policies of its subsidiaries (including, to the extent reasonably within its control, any such policies obtained by third parties on behalf of Patch or its subsidiaries) not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect and shall pay all premiums in respect of such insurance policies that become due prior to the Effective Date;

(h)	Patch and its subsidiaries shall withhold from any payment made to any of their present or former directors, officers or consultants contemplated by this Agreement all amounts required by law or administrative practice to be withheld by it on account of Taxes and other source deductions;

(i)	neither Patch nor the Patch Board nor any subsidiary of Patch will agree or consent to the release of any director or officer of Patch or any subsidiary of Patch from any fiduciary duty owed by such person to Patch or any subsidiary of Patch or the Patch Shareholders, including as would allow any such person to pursue any corporate opportunities that would otherwise be the property of Patch or any of its subsidiaries;

(j)	Patch shall not take any action, refrain from taking any action, permit any action to be taken or not taken by it or any of its subsidiaries, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement, or that would render, or would reasonably be expected to render, any representation or warranty made by Patch or by Patch on behalf of its subsidiaries in this Agreement untrue in any material respect at any time prior to completion of the Arrangement or termination of this Agreement, whichever first occurs;

(k)	Patch shall promptly notify the Purchaser in writing of any material change (actual, anticipated, contemplated or, to the knowledge of Patch threatened, financial or otherwise) in its or its subsidiaries’ business, operations, affairs, assets, capitalization, financial condition, Authorizations, rights, privileges or liabilities, whether contractual or otherwise;

(l)	Patch shall promptly advise the Purchaser in writing of any breach by Patch of any representation, warranty, covenant, obligation or agreement contained in this Agreement;

(m)	Patch will use its reasonable commercial efforts to satisfy or cause the satisfaction of the conditions set forth in Sections 5.1 and 5.2 as soon as practicable, to the extent the satisfaction of the same is within the control of Patch;

(n)	Patch will use its reasonable commercial efforts to take all necessary action to give effect to the transactions contemplated by this Agreement and the Arrangement, including using its reasonable commercial efforts to satisfy or cause the satisfaction of the conditions set forth in Section 5.1 and Section 5.2 as soon as reasonably practicable, to the extent the fulfillment of the same is within the control of Patch;

(o)	Patch shall use its reasonable commercial efforts to obtain the written consent of any third parties as are required for the consummation of the Arrangement or as otherwise contemplated hereby;

(p)	except for non-substantive communications with the holders of securities of Patch, and communications that Patch is required to keep confidential pursuant to Applicable Laws, Patch shall furnish promptly to the Purchaser or the Purchaser’s counsel, a copy of each notice, report, schedule or other document delivered, filed or received by Patch from holders of securities of Patch or Governmental Authorities in connection with: (i) the Arrangement; (ii) the Patch Meeting; (iii) any filings under Applicable Laws in connection with the transactions contemplated by this Agreement; and (iv) any dealings with Governmental Authorities in connection with the transactions contemplated by this Agreement;

(q)	Patch shall provide to the Purchaser all such information respecting its business, operations and affairs as may be reasonably requested from time to time by the Purchaser;

(r)	Patch and its subsidiaries shall:

(i)	duly and timely file all Returns required to be filed by it and duly and timely file all required Returns on or after the date hereof but prior to the Effective Time (including all applicable Returns for its most recent financial year end) and ensure that all such Returns are true, complete and correct in all material respects;

(ii)	timely pay all Taxes that are due and payable prior to the Effective Time (other than those that are being contested in good faith and in respect of which reserves have been provided in the Patch Financial Statements);

(iii)	not make a request for a Tax ruling or enter into any agreement with any taxing authorities;

(iv)	not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

(v)	not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the taxation year ending May 31, 2015 and prior to the date hereof, except as may be required by Applicable Laws;

(vi)	properly reserve (and reflect such reserves in its books and records and financial statements) in accordance with past practice and in the Ordinary Course, for all Taxes accruing in respect of Patch which are not due or payable prior to the Effective Date;

(vii)	not, directly or indirectly, reduce the amount or amend the characterization of any of its individual categories of tax attributes; and

(viii)	not make any Tax filings outside the Ordinary Course, including making, amending or rescinding any Return, election or designation, without the consent of the Purchaser, such consent not to be unreasonably withheld, except where the failure to comply with any of the foregoing, individually or collectively, would not have a Material Adverse Effect on Patch; and

(s)	Patch shall provide to the Purchaser the Patch Working Capital Certificate by no later than 10:00 a.m. on the third last Business Day prior to the Effective Date.

3.3	Mutual Covenants Regarding the Arrangement

From the date hereof until the earlier of the completion of the Arrangement and the termination of this Agreement in accordance with Article 7, each Party shall:

(a)	use its reasonable commercial efforts to complete the Arrangement on or before December 30, 2016 and, in any event, no later than the Outside Date;

(b)	use its reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws to complete the Arrangement, including using reasonable commercial efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts; and

(ii)	obtain all necessary consents, assignments, waivers and amendments to or terminations of any instruments and Authorizations and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated by this Agreement;

(c)	use its reasonable commercial efforts to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities or required to be effected or submitted by it in connection with the Arrangement, and to obtain all necessary consents, waivers and approvals (including Regulatory Approvals) required to be obtained by it in connection with the Arrangement; and

(d)	use its reasonable commercial efforts to cooperate with the other in connection with the performance by the other of their obligations under this Section 3.3 including to maintain ongoing communications as between representatives of the Parties.

3.4	Patch’s Covenants Regarding Non-Solicitation

(a)	Patch shall, and shall cause its subsidiaries and Representatives to immediately cease and terminate, and cause to be ceased and terminated, any solicitation, encouragement, discussion or negotiations commenced prior to the date of this Agreement with any person (other than the Purchaser) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal.

(b)	Patch represents and warrants that it has not waived any confidentiality, standstill, non-disclosure or similar agreement or restriction to which it or any of its subsidiaries is a party and covenants and agrees that: (i) it shall take all necessary action to enforce each confidentiality, standstill, non-disclosure or similar agreement or restriction; and (ii) neither it, nor any of its subsidiaries nor any of their respective Representatives have released or will, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting Patch, or any of its subsidiaries, under any confidentiality, standstill, non-disclosure or similar agreement or restriction to which it or any of its subsidiaries is a party.

(c)	If Patch or any of its subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, Patch shall immediately notify the Purchaser, at first orally, and then promptly and in any event within 24 hours in writing, of:

(i)	such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions and the identity of all persons making the Acquisition Proposal, inquiry, proposal, offer or request; and

(ii)	at the Purchaser’s reasonable request, the status of developments and negotiations with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request.

(d)	Except as expressly provided in this Section 3.4, Patch shall not, directly or indirectly, do or authorize or permit any of its subsidiaries or Representatives, to do any of the following:

(i)	solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, books or records of Patch or any of its subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(ii)	enter into or otherwise engage or participate in any discussions or negotiations with any person (other than the Purchaser) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(iii)	withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, the Patch Board Recommendation;

(iv)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any publicly announced or publicly proposed Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to any Acquisition Proposal for a period of no more than three Business Days following the formal announcement of such Acquisition Proposal will not be considered to be in violation of this Section 3.4(d) provided the Patch Board has rejected such Acquisition Proposal and affirmed the Patch Board Recommendation before the end of such three Business Day period); or

(v)	enter into or publicly propose to enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement referred to in Section 3.4(d)(vi)(D)).

provided, however, that notwithstanding the foregoing provisions of this Section 3.4(d), if at any time prior to the Patch Meeting, Patch receives a written Acquisition Proposal, it may:

(vi)	engage in or participate in discussions or negotiations with such person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, books or records of Patch and its subsidiaries, if and only if:

(A)	the Patch Board first determines in good faith, after consultation with its legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal;

(B)	such person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with Patch or any of its subsidiaries;

(C)	Patch has been, and continues to be, in compliance with its obligations under this Section 3.4;

(D)	prior to providing any such copies, access, or disclosure, Patch enters into a confidentiality and standstill agreement with such person and any copies, access or disclosure provided to such person shall have already been (or simultaneously be) provided to the Purchaser; and

(E)	Patch promptly provides the Purchaser with:

(1)	prior written notice stating Patch’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure; and

(2)	prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 3.4(d)(vi)(D).

(e)	If Patch receives an Acquisition Proposal that constitutes a Superior Proposal prior to approval of the Arrangement Resolution by the Patch Shareholders, the Patch Board, may enter into a definitive agreement with respect to such Acquisition Proposal, if and only if:

(i)	the person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure or similar restriction;

(ii)	Patch has been, and continues to be, in compliance with its obligations under this Section 3.4;

(iii)	Patch has delivered to the Purchaser a written notice of the determination of the Patch Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Patch Board to enter into such definitive agreement with respect to such Superior Proposal, together with a written notice regarding the value and financial terms that the Patch Board has determined should be ascribed to any non-cash consideration offered under the Acquisition Proposal (the “Superior Proposal Notice”);

(iv)	Patch has provided the Purchaser with a copy of the definitive agreement for the Superior Proposal and all supporting agreements, if any;

(v)	at least three Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and a copy of the proposed definitive agreement for the Superior Proposal from Patch;

(vi)	during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 3.4(f) to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(vii)	if the Purchaser has offered to amend this Agreement and the Arrangement under Section 3.4(f), the Patch Board has determined in good faith, after consultation with their legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 3.4(f);

(viii)	after the Matching Period, the Patch Board has determined in good faith, after consultation with outside legal counsel that it is necessary for Patch to enter into a definitive agreement with respect to such Superior Proposal in order for the Patch Board to act in a manner consistent with its fiduciary duties.

(f)	During the Matching Period, or such longer period as Patch may approve in writing for such purpose: (i) the Patch Board shall review any offer under Section 3.4(e)(vi) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (ii) Patch shall negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Patch Board determines that such Acquisition Proposal would cease to be a Superior Proposal, it shall promptly so advise the Purchaser and the Parties shall amend this Agreement to reflect such offer, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(g)	Each successive amendment to any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 3.4 and, if applicable, the Purchaser shall be afforded a new three Business Day Matching Period from the later of the date on which the Purchaser received the Superior Proposal Notice and a copy of the proposed definitive agreement for the new Superior Proposal from Patch.

(h)	The Patch Board shall promptly reaffirm the Patch Board Recommendation by press release after any Acquisition Proposal is publicly made if: (i) the Acquisition Proposal is determined not to be a Superior Proposal; or (ii) a proposed amendment to the terms of this Agreement as contemplated under Section 3.4(f) would result in an Acquisition Proposal no longer being a Superior Proposal. The Purchaser and its outside legal counsel shall be provided with a reasonable opportunity to review the form and content of any such press release and all reasonable amendments to such press release as requested by the Purchaser and its legal counsel shall be made to such press release.

(i)	If Patch provides a Superior Proposal Notice to the Purchaser after a date that is less than three Business Days before the Patch Meeting, the Parties shall either proceed with or postpone the Patch Meeting, as determined by the Patch Board, acting reasonably in a manner consistent with its fiduciary duties, to a date that is not more than three Business Days after the scheduled date of the Patch Meeting but before the Outside Date, to the extent permitted by Applicable Law.

(j)	Patch may comply with MI 62-104 and similar provisions under Canadian Securities Laws relating to the provision of directors’ circulars’ and make appropriate disclosure with respect thereto to its securityholders.

(k)	Without limiting the generality of the foregoing, Patch shall advise its Representatives of the prohibitions set out in this Section 3.4 and any violation of the restrictions set forth in this Section 3.4 by any such Representative shall be deemed to be a breach of this Section 3.4 by Patch.

3.5	Access to Information

(a)	From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Purchaser shall, subject to compliance with Applicable Laws and the terms of any contracts, upon reasonable notice, provide Patch and its Representatives access, during normal business hours and at such other time or times as Patch and its Representatives may reasonably request, to its premises, books, contracts, records, properties and management personnel and shall furnish promptly to Patch all information concerning its business, properties and personnel as Patch may reasonably request.

(b)	The Purchaser agrees to keep Patch fully apprised in a timely manner of every circumstance, action, occurrence or event occurring or arising after the date hereof that would be relevant and material to a prudent manager of the business and operations of Purchaser. The Purchaser shall confer with and obtain Patch’s approval (not to be unreasonably withheld or delayed) prior to taking action (other than in emergency situations) with respect to all material matters with respect to its business;

(c)	Without limiting the generality of any of the other provisions of this Agreement, Purchaser shall make available or cause to be made available to Patch all land, legal, title documents and related files, books, papers, financial information, Authorizations, environmental audits, assessments and reports, all correspondence sent to or received by any Governmental Authority and pertinent documents or agreements, as reasonably requested by Patch.

(d)	The Parties acknowledge and agree that all information provided by Purchaser to Patch and its Representatives pursuant to this Section 3.5 is strictly confidential.

3.6	Resignations

Patch shall use its reasonable commercial efforts to obtain and deliver to the Purchaser at the Effective Time, resignations effective as of the Effective Time of all of the directors and officers of Patch and its subsidiaries as requested by the Purchaser. Such resignations shall be received in consideration for the Purchaser and Patch providing releases to, and receiving releases from, each such person (the “Mutual Releases”), which Mutual Releases shall be in a form mutually acceptable to the Purchaser and Patch, acting reasonably, and contain exceptions for amounts or obligations owing to such directors and/or officers, including payments due pursuant to the Arrangement as a Patch Common Shareholder and other compensation or pursuant to directors’ and officers’ indemnities or insurance arrangements.

Article 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Purchaser

(a)	Except as qualified by the Purchaser Disclosure Letter (which shall make reference to the applicable section in respect of which such qualification is being made), the Purchaser hereby makes to Patch the representations and warranties set forth in Schedule C hereto and acknowledges that Patch is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the Arrangement.

(b)	Any investigation by Patch and its advisors shall not mitigate, diminish or affect the representations and warranties of the Purchaser pursuant to this Agreement.

(c)	The representations and warranties of the Purchaser contained in this Agreement shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated, provided that such termination shall not affect any claim arising from a breach of any such representations or warranties arising prior to termination.

4.2	Representations and Warranties of Patch

(a)	Except as qualified by the Patch Disclosure Letter (which shall make reference to the applicable section in respect of which such qualification is being made) or as set forth in the Patch Public Record, Patch hereby makes to the Purchaser the representations and warranties set forth in Schedule D hereto and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the Arrangement.

(b)	Any investigation by the Purchaser and its advisors shall not mitigate, diminish or affect the representations and warranties of Patch pursuant to this Agreement.

(c)	The representations and warranties of Patch contained in this Agreement shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated, provided that such termination shall not affect any claim arising from a breach of any such representations or warranties arising prior to termination.

Article 5
CONDITIONS PRECEDENT

5.1	Mutual Conditions Precedent

The respective obligations of the Parties to consummate the transactions contemplated by this Agreement, and in particular the completion of the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions, any of which may be waived by the mutual written consent of such Parties without prejudice to their right to rely on any other of such conditions:

(a)	the Interim Order and Final Order shall have been granted on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either of the Parties, each acting reasonably, on appeal or otherwise;

(b)	the Arrangement Resolution shall have been passed by the Patch Shareholders in accordance with the Interim Order;

(c)	the Effective Date shall have occurred on or before the Outside Date;

(d)	all Regulatory Approvals and third party approvals and consents necessary for the completion of the Arrangement the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on the Purchaser (after giving effect to the Arrangement) or prevent or materially impair or materially delay or could reasonably be expected to prevent or materially impair or delay the ability of either Party to consummate the transactions contemplated by this Agreement by the Outside Date shall have been obtained on terms and conditions satisfactory to the Parties, each acting reasonably;

(e)	no action shall have been taken under any existing Applicable Law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any Governmental Authority that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated by this Agreement; or

(ii)	results in a judgment or assessment of material damages against the Parties or their subsidiaries, directly or indirectly, relating to the transactions contemplated by this Agreement that would have a Material Adverse Effect upon the Purchaser (after giving effect to the Arrangement) or prevent or materially impair or materially delay or could reasonably be expected to prevent or materially impair or delay the ability of either Party to consummate the transactions contemplated by this Agreement by the Outside Date.

The foregoing conditions are for the mutual benefit of the Parties and may be asserted by either Party regardless of the circumstances and may be waived by either Party (with respect to such Party) in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which such Party may have.

5.2	Additional Conditions to Obligations of the Purchaser

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement, and in particular to complete the Arrangement, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)	all covenants of Patch under this Agreement to be performed on or before the Effective Date shall have been duly complied with or performed by Patch in all material respects; and the Purchaser shall have received a certificate of Patch addressed to the Purchaser dated the Effective Date, signed on behalf of Patch by an officer of Patch (on Patch’s behalf and without personal liability), confirming the same as at the Effective Date;

(b)	the representations and warranties of Patch set forth in this Agreement shall be true and correct (for representations and warranties qualified as to materiality, true and correct in all respects, and for all other representations and warranties, true and correct in all material respects) as of the Effective Date, as though made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any inaccuracy in such representations and warranties, individually or in the aggregate, would not or would not reasonably be expected to have a Material Adverse Effect on Patch or the Purchaser (after giving effect to the Arrangement) or prevent or materially impair or materially delay or could reasonably be expected to prevent or materially impair or delay the ability of Patch to consummate the transactions contemplated by this Agreement by the Outside Date; and the Purchaser shall have received a certificate of Patch addressed to the Purchaser and dated the Effective Date, signed on behalf of Patch by an officer of Patch (on Patch’s behalf and without personal liability), confirming the same as at the Effective Date;

(c)	Patch shall have furnished the Purchaser with:

(i)	certified copies of the resolutions duly passed by the Patch Board approving this Agreement and the consummation of the transactions contemplated by this Agreement; and

(ii)	a certified copy of the Arrangement Resolution;

(d)	there shall be no proceedings against or involving Patch or Patch Energy, or in respect of the business or assets of Patch or Patch Energy (whether in progress or, to the knowledge of Patch, threatened), that if adversely determined, would reasonably be expected to have a Material Adverse Effect on Patch and there shall be no judgment, writ, decree, injunction, rule, award or order of any Governmental Authority outstanding against Patch or Patch Energy, in respect of their business or assets that has had or would reasonably be expected to have a Material Adverse Effect on Patch or the Purchaser (after giving effect to the Arrangement) or prevent or materially impair or materially delay or could reasonably be expected to prevent or materially impair or delay the ability of either Party to consummate the transactions contemplated by this Agreement by the Outside Date;

(e)	all of the outstanding Patch Exchangeable Shares shall have been redeemed and the Patch Voting Trust Agreement terminated;

(f)	on the Effective Date, each of the directors, officers or consultants of Patch and its subsidiaries who are required by Section 3.6 to deliver resignations and/or Mutual Releases to the Purchaser shall have done so and such resignations and Mutual Releases shall remain in effect; and

(g)	no Material Adverse Change shall have occurred in relation to Patch after the date hereof and prior to the Effective Date.

The conditions in this Section 5.2 are for the exclusive benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances or may be waived by the Purchaser in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Purchaser may have.

5.3	Additional Conditions to Obligations of Patch

The obligation of Patch to consummate the transactions contemplated by this Agreement, and in particular to complete the Arrangement, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)	all covenants of the Purchaser under this Agreement to be performed on or before the Effective Date shall have been duly complied with or performed by the Purchaser in all material respects; and Patch shall have received a certificate of the Purchaser addressed to Patch dated the Effective Date, signed on behalf of the Purchaser by an officer of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as at the Effective Date;

(b)	the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct (for representations and warranties qualified as to materiality, true and correct in all respects, and for all other representations and warranties, true and correct in all material respects) as of the Effective Date, as though made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any inaccuracy in such representations and warranties, individually or in the aggregate, would not or would not reasonably be expected to have a Material Adverse Effect on the Purchaser or prevent or materially impair or materially delay or could reasonably be expected to prevent or materially impair or delay the ability of either Party to consummate the transactions contemplated by this Agreement by the Outside Date; and Patch shall have received a certificate of the Purchaser addressed to Patch and dated the Effective Date, signed on behalf of the Purchaser by an officer of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as at the Effective Date;

(c)	the Purchaser shall have furnished Patch with certified copies of the resolutions duly passed by the Purchaser Board approving this Agreement and the consummation of the transactions contemplated by this Agreement, which resolutions must be valid and subsisting;

(d)	on the Effective Date the Purchaser shall have provided a Mutual Release to all of the directors, officers and consultants of Patch and Patch Energy who have provided a Mutual Release to the Purchaser and all payments due to such persons shall have been made;

(e)	if applicable, on the Effective Date the Purchaser shall have entered into the Rights Indenture and as of the Effective Date shall be legal, valid and binding on the parties thereto and in full force and effect and enforceable by the parties in accordance with its terms, and Patch shall have received a certificate of the Purchaser addressed to Patch and dated the Effective Date, signed on behalf of the Purchaser by an officer of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as at the Effective Date, and the terms of such agreement shall be satisfactory to Patch, acting reasonably;

(f)	the Acquisition Agreement shall be legal, valid and binding on the parties thereto and in full force and effect and enforceable by the Purchaser in accordance with its terms, and Patch shall have received a certificate of the Purchaser addressed to Patch and dated the Effective Date, signed on behalf of the Purchaser by an officer of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as at the Effective Date, and the terms of such agreement shall be satisfactory to Patch, acting reasonably;

(g)	each of the Real Property Agreements shall be legal, valid and binding on the parties thereto and in full force and effect and enforceable by the Purchaser in accordance with its terms, and Patch shall have received a certificate of the Purchaser addressed to Patch and dated the Effective Date, signed on behalf of the Purchaser by an officer of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as at the Effective Date, and the terms of such agreements shall be satisfactory to Patch, acting reasonably;

(h)	the Purchaser shall have closed the Private Placement for gross proceeds of not less than US$1,000,000, and Patch shall have received a certificate of the Purchaser addressed to Patch and dated the Effective Date, signed on behalf of the Purchaser by an officer of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as at the Effective Date;

(i)	(i) the Material Permits shall be valid and in full force and effect, (ii) there shall not have been any suspension, cessation or termination of any Material Permits, and (iii) there shall not have been any threat or investigation relating to any of the Material Permits, and Patch shall have received a certificate of the Purchaser addressed to Patch and dated the Effective Date, signed on behalf of the Purchaser by an officer of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as at the Effective Date; and

(j)	the Purchaser shall have complied with its obligations under Section 3.1(l).

The conditions in this Section 5.3 are for the exclusive benefit of Patch and may be asserted by Patch regardless of the circumstances or may be waived by Patch in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Patch may have.

5.4	Notice and Effect of Failure to Comply with Conditions

(a)	Each Party shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time, of any event or state of facts which occurrence or failure would, or would be likely to: (i) cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

(b)	Notifications provided under this Section 5.4 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(c)	The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.1(d)(i) and Patch may not elect to exercise its right to terminate this Agreement pursuant to Section 7.1(c)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of: (i) the Outside Date; and (ii) if such matter has not been cured by the date that is seven Business Days following receipt of such Termination Notice by the Breaching Party, such date. If the Terminating Party delivers a Termination Notice prior to the date of the Patch Meeting, unless the Parties agree otherwise, Patch shall, to the extent permitted by Applicable Laws, postpone or adjourn the Patch Meeting to the earlier of: (i) three Business Days prior to the Outside Date; and (ii) the date that is seven Business Days following receipt of such Termination Notice by the Breaching Party.

5.5	Satisfaction of Conditions

The conditions set out in this Article 5 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, Articles of Arrangement are filed under the ABCA to give effect to the Arrangement.

Article 6
AMENDMENT

6.1	Amendment

This Agreement may, at any time and from time to time, before or after the holding of the Patch Meeting, be amended by written agreement of the Parties, subject to the Interim Order, the Final Order and Applicable Laws, without further notice to or authorization on the part of the Patch Shareholders provided that no such amendment reduces or adversely affects the consideration to be received by a Patch Shareholder without approval by the Patch Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

6.2	Waiver

Patch, on the one hand, and the Purchaser, on the other hand, may:

(a)	extend the time for the performance of any of the obligations or acts of the other;

(b)	waive compliance with any of the other’s agreements or the fulfillment of any conditions to its own obligations contained herein; or

(c)	waive inaccuracies in any of the other’s representations or warranties contained herein or in any document delivered by the other;

provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Parties and, unless otherwise provided in the written waiver, will be limited to the specific breach, covenant or condition waived. A Party’s failure or delay in exercising any right under this Agreement shall not operate as a waiver of that right. A single or partial exercise of any right shall not preclude a Party from any other further exercise of that right or the exercise of any other right.

Article 7
TERMINATION

7.1	Termination

This Agreement may be terminated at any time prior to the Effective Date:

(a)	by mutual written agreement of the Parties;

(b)	by either Patch or the Purchaser if:

(i)	the Arrangement Resolution has not been passed by the Patch Shareholders at the Patch Meeting in accordance with the Interim Order provided that a Party may not terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure to so pass the Arrangement Resolution has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)	after the date of this Agreement, any Applicable Laws is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins Patch or the Purchaser from consummating the Arrangement, and such Applicable Laws has become final and non-appealable; or

(iii)	the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement.

(c)	by the Purchaser if:

(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Patch under this Agreement occurs that would cause any condition in Section 5.1 or Section 5.2 not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 5.4(c); provided that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 5.1 or 5.3 not to be satisfied;

(ii)	if any of the events described in paragraphs (A) through (E) below occurs:

(A)	the Patch Board or any committee of the Patch Board fails to unanimously (excluding directors who have recused themselves as described in Section 2.5) recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within three Business Days after having been requested in writing by the Purchaser to do so, the Patch Board Recommendation, or takes no position or a neutral position with respect to an Acquisition Proposal in respect of Patch for more than three Business Days after first learning of an Acquisition Proposal (unless the Purchaser is then in material breach of its obligation hereunder and such failure, withdrawal, amendment, modification or qualification relates to such breach);

(B)	the Patch Board or any committee of the Patch Board accepts, approves, endorses or recommends to the Patch Shareholders, an Acquisition Proposal or recommends that the Patch Shareholders deposit their Patch Shares under, vote in favour of, or otherwise accept an Acquisition Proposal;

(C)	Patch enters into an agreement (other than a confidentiality agreement permitted by and in accordance with Section 3.4(d)(vi)(D)) with respect to an Acquisition Proposal;

(D)	Patch wilfully or intentionally breaches Section 3.4(d) in any respect; or

(E)	resolves or proposes to take any of the foregoing actions; or

(iii)	after the date of this Agreement there has occurred a Material Adverse Change in respect of Patch.

(d)	by Patch if:

(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 5.1 or Section 5.3 not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 5.4(c); provided that Patch is not then in breach of this Agreement so as to cause any condition in Section 5.1 or Section 5.2 not to be satisfied;

(ii)	prior to the approval by the Patch Shareholders of the Arrangement Resolution, the Patch Board authorizes Patch to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 3.4(d)(vi)(D)) with respect to a Superior Proposal, provided Patch is then in compliance with Section 3.4; or

(iii)	after the date of this Agreement there has occurred a Material Adverse Change in respect of the Purchaser.

7.2	Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no further force or effect without liability of any Party (or any Representative of such Party) to any other Party to this Agreement, except with respect to the obligations set forth in or as otherwise specified in Sections 1.5, 7.1, 7.2, 8.1, 9.1, 9.2, 9.3, 9.4, 9.6 and 9.7, and provided further that no Party shall be relieved of any liability for any wilful and material breach by it of this Agreement.

Article 8
NOTICES

8.1	Notices

All notices which may or are required to be given pursuant to any provision of this Agreement are to be given or made in writing and served personally or sent by facsimile or email transmission and in the case of:

(a)	The Purchaser, addressed to:

Stem Holdings, Inc.

c/o The Law Offices of Robert Diener

41 Ulua Place

Haiku, HI 96708

Attention: Adam Berk

Facsimile: (310) 362-8887

Email: alb9370@gmail.com

with a copy to (which shall not constitute notice):

The Law Offices of Robert Diener

41 Ulua Place

Haiku, HI 96708

Attention: Robert L.B. Diener

Facsimile: (310) 362-8887

Email: rob@rdienerlaw.com

(b)	Patch, addressed to:

Patch International Inc.

c/o Dentons Canada LLP

15th Floor, Bankers Court

850 – 2nd Street SW

Calgary, AB T2P 0R8

Attention: Mark Bentsen

Facsimile: (403) 268-3100

Email: mbentsen@shaw.ca

with a copy to (which shall not constitute notice):

Dentons Canada LLP

15th Floor, Bankers Court

850 – 2nd Street SW

Calgary, AB T2P 0R8

Attention: Lucas Tomei

Facsimile: (403) 268-3100

Email: lucas.tomei@dentons.com

or such other address as the Parties may, from time to time, advise to the other Party hereto by notice in writing. The date or time of receipt of any such notice shall be deemed to be the date of delivery or the time such facsimile or email transmission is received.

Article 9
GENERAL

9.1	Assignment and Enurement

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by the Purchaser without the prior consent of Patch, except that the Purchaser may assign all or a portion of its rights under this Agreement to any subsidiary of the Purchaser, but no assignment shall relieve the Purchaser of any of its obligations hereunder. This Agreement may not be assigned by Patch without the prior consent of the Purchaser.

9.2	Costs

Except as contemplated herein, each Party covenants and agrees to bear its own fees, costs and expenses in connection with the transactions contemplated by this Agreement and the Arrangement.

9.3	Severability

If any term or provision of this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining terms and provisions contained herein shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.4	Further Assurances

Each Party hereto shall, from time to time and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts and things, and execute and deliver all such further documents and instruments and provide all such further assurances as may be reasonably required in order to fully perform and carry out the terms and intent hereof.

9.5	Time of Essence

Time shall be of the essence of this Agreement.

9.6	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and the Parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Alberta.

9.7	Third Party Beneficiaries

The provisions of Sections 2.3(e), 2.3(f) and 2.10 are: (i) intended for the benefit of all present and former directors, officers and employees of Patch and the Purchaser and their respective subsidiaries, as the case may be, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such persons and his heirs, executors, administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and the Purchaser or Patch, as the case may be, shall hold the rights and benefits of Sections 2.3(e), 2.3(f) and 2.10 in trust for and on behalf of the Third Party Beneficiaries and the Purchaser or Patch, as the case may be, hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries; and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

9.8	Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, before the termination of this Agreement pursuant to Section 7.1, the Parties shall be entitled to equitable relief, including specific performance and injunctive relief, to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement, any requirement for the security or posting of a bond in connection with obtaining such relief being hereby waived. The rights in this Section 9.8 are this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

9.9	Counterparts

This Agreement may be executed in two or more counterparts and, each of which shall be deemed an original, and all of which together constitute one and the same instrument. The Parties shall be entitled to rely upon the delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic document shall be legally effective to create a valid and binding agreement between the Parties.

9.10	Survival

The representations and warranties contained herein shall terminate on, and may not be relied upon, by either Party after the Effective Time.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first above written by their respective officers or directors thereunto duly authorized.

STEM HOLDINGS, INC.

By:	(signed) “Adam Berk”
Name:	Adam Berk
Title:	Chief Executive Officer and President

PATCH INTERNATIONAL INC.

By:	(signed) “Mark Bentsen”
Name:	Mark Bentsen
Title:	Director

SCHEDULE a

PLAN OF ARRANGEMENT

Plan of Arrangement under Section 193

of the

Business Corporations Act (Alberta)

ARTICLE 1

INTERPRETATION

1.1 In this Plan of Arrangement, the following terms have the following meanings:

(a)	“ABCA” means the Business Corporations Act, R.S.A. 2000, c.B-9, as from time to time amended or re-enacted, including the regulations promulgated thereunder.

(b)	“Additional Consideration” means for each Patch Common Share held: (i) if any Patch Note Collection Proceeds are received on or before 10:00 a.m. (MT) on the third last Business Day prior to the Effective Date, the aggregate of each Patch Note Collection Payment Per Share; and (ii) if the Patch Note Collection has not been completed in full satisfaction of all amounts owing under the Patch Note on or before 10:00 a.m. (MT) on the third last Business Day prior to the Effective Date, one CVR.

(c)	“Aggregate Additional Consideration” means the aggregate amount of Additional Consideration to be paid to Patch Shareholders at the Effective Time.

(d)	“Aggregate Purchaser Share Consideration” means that number of Purchaser Shares as is equal to the quotient obtained when dividing the Patch Working Capital by the deemed price for each Purchaser Share, being US$2.40.

(e)	“Arrangement” means the arrangement pursuant to Section 193 of the ABCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the provisions of this Plan of Arrangement or made at the direction of the Court in the Final Order.

(f)	“Arrangement Agreement” means the arrangement agreement dated November 11, 2016, between the Purchaser and Patch with respect to the Arrangement and all amendments thereto.

(g)	“Arrangement Resolution” means the special resolution to approve the Arrangement to be considered by Patch Shareholders at the Patch Meeting.

(h)	“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under Section 193(10) of the ABCA to be filed with the Registrar after the Final Order has been granted giving effect to the Arrangement.

(i)	“Business Day” means any day, other than Saturday, Sunday or a statutory holiday in the Province of Alberta.

(j)	“Certificate” means the certificate or proof of filing to be issued by the Registrar pursuant to Section 193(11) or Section 193(12) of the ABCA in respect of the Articles of Arrangement giving effect to the Arrangement.

(k)	“Circular” means the notice of the Patch Meeting and the accompanying management proxy circular and proxy statement to be sent by Patch to the Patch Shareholders in connection with the Patch Meeting, together with all appendices, schedules and exhibits thereto and any financial statements contained therein, and any amendments or supplements thereto.

(l)	“Consideration” means for each Patch Common Share held: (i) the Purchaser Share Consideration, and (ii) the Additional Consideration.

(m)	“Court” means the Court of Queen’s Bench of Alberta.

(n)	“CVR” means a contingent value right of the Purchaser issued pursuant to the Rights Indenture and entitling the holder thereof to each Patch Note Collection Payment Per Share upon receipt of Patch Note Collection Proceeds at any time and from time to time after the Effective Time.

(o)	“Depositary” means Computershare Trust Company of Canada or such other person that may be appointed by the Purchaser for the purpose of receiving deposits of certificates formerly representing Patch Shares, with the approval of Patch, acting reasonably.

(p)	“Dissent Rights” means the right of a registered Patch Shareholder to dissent to the Arrangement Resolution and to be paid the fair value of the Patch Shares in respect of which such holder dissents, all in accordance with section 191 of the ABCA as modified by this Plan of Arrangement and the Interim Order.

(q)	“Dissenting Shareholders” means registered Patch Shareholders who have duly and validly exercised their Dissent Rights in strict compliance with the terms thereof and who have not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who are ultimately determined to be entitled to be paid the fair value for their Patch Shares.

(r)	“Effective Date” means the date the Arrangement becomes effective under the ABCA, being the date shown on the Certificate.

(s)	“Effective Time” means 12:01 a.m. (Calgary time) on the Effective Date.

(t)	“Encumbrance” means any mortgage, pledge, assignment for security, charge, lien, security interest, guarantee or other encumbrance or collateral securing the payment obligations of any person, and any agreement, right, privilege, or arrangement (whether by law, contract or otherwise) capable of becoming any of the foregoing.

(u)	“Final Order” means the final order of the Court approving the Arrangement pursuant to paragraph 193(9)(a) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

(v)	“Former Patch Shareholder” means a registered Patch Shareholder immediately prior to the Effective Time or any person who surrenders to the Depositary certificates representing Patch Shares duly endorsed for transfer in accordance with the provisions set forth in the Letter of Transmittal, in each case other than a Dissenting Shareholder.

(w)	“GAAP” means the accounting principles generally accepted in Canada determined with reference to the Handbook and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board under Part I of the Handbook, applicable as at the date on which date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years.

(x)	“Governmental Authority” means: (i) any international, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (ii) any subdivision, agency, agent or authority of any of the foregoing; (iii) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

(y)	“Interim Order” means the interim order of the Court pursuant to Section 193(4) of the ABCA containing declarations and directions with respect to the Arrangement and the calling and the holding of the Patch Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

(z)	“Letter of Transmittal” means the Letter of Transmittal forwarded to Patch Shareholders pursuant to which Patch Shareholders may deliver certificates representing Patch Shares in order to receive, on completion of the Arrangement, Purchaser Shares in exchange for their Patch Shares.

(aa)	“Parties” means Patch and the Purchaser; and “Party” means either one of them.

(bb)	“Patch” means Patch International Inc., a corporation existing under the ABCA.

(cc)	“Patch Common Shares” means the Class “A” common shares in the capital of Patch issued and outstanding from time to time, and for greater certainty, includes those Class “A” common shares in the capital of Patch to be issued upon the redemption of the Patch Exchangeable Shares.

(dd)	“Patch Energy” means Patch Energy Inc., a subsidiary of Patch.

(ee)	“Patch Exchangeable Shares” means the Series A preferred shares of Patch Energy, which are exchangeable in accordance with their terms for no additional consideration into Patch Common Shares on a one-for-one basis.

(ff)	“Patch Meeting” means the special meeting of Patch Shareholders to consider, among other things, the Arrangement Resolution and related matters, and any adjournment thereof.

(gg)	“Patch Note” means the promissory note and loan agreement dated November 6, 2015 between Robix Environmental Technologies, Inc. as successor to Formation Fluid Management Inc., as borrower, and Patch, as lender.

(hh)	“Patch Note Collection” means any and all present or future claim, right of action, litigation, arbitration, mediation, collection effort or other dispute resolution proceedings or effort of any kind of Patch or any of its Affiliates, or their respective successors or assigns, relating to the collection of any and all amounts owing under the Patch Note in full and final payment thereof.

(ii)	“Patch Note Collection Proceeds” means all present and future value, order, award, entitlement or remuneration of any kind and in any form, including any property, assets, cash or other form of payment in each case paid, payable, recovered, owing to, due to, awarded to, ordered or otherwise ordered to be received by Patch or any of its Affiliates, Stem or any of its Affiliates, or their respective successors or assigns pursuant to any settlement, award, order, entitlement, collection, judgment, sale, disposition, agreement or any other monetization of any kind of the Patch Note or relating to the Patch Note Collection.

(jj)	“Patch Note Collection Payment Per Share” means if Patch or any of its Affiliates, Stem or any of its Affiliates, or any of their respective successors or assigns, receives any Patch Note Collection Proceeds and such Patch Note Collection Proceeds consist in whole or in part of: (i) shares or other securities, then that number of shares or other securities equal to the quotient obtained when dividing such portion of the Patch Note Collection Proceeds by 43,952,213 (with fractions equal to or greater than 0.5 being rounded up and fractions less than 0.5 being rounded down); or (ii) cash or cash equivalents (to the extent such cash or cash equivalents are not accounted for in the calculation for the Patch Working Capital), then that number of Purchaser Shares as is equal to the quotient obtained when dividing (A) the result obtained when such portion of the Patch Note Collection Proceeds (if applicable, as converted to United States dollars using the Bank of Canada daily noon exchange rate for the applicable date) is divided by the deemed price for each Purchaser Share, being US$2.40, by (B) 43,952,213 (with fractions equal to or greater than 0.5 being rounded up and fractions less than 0.5 being rounded down).

(kk)	“Patch Shareholders” means the registered or beneficial holders of the Patch Shares, as the context requires.

(ll)	“Patch Transaction Costs” means all costs and expenses incurred by Patch and its subsidiaries in connection with the transactions contemplated by the Arrangement Agreement, including all legal, accounting, advisory fees, printing and other administrative and professional fees, costs and expenses of third parties, and all amounts payable by Patch in respect of the transactions contemplated by the Arrangement.

(mm)	“Patch Working Capital” means the amount equal to Patch’s current assets minus its current liabilities as at the third last Business Day prior to the Effective Date, determined in accordance with GAAP, provided that current assets shall include the face value of the Patch Note and current liabilities shall include only fifty percent (50%) of the Patch Transaction Costs to a maximum of $100,000, such amount expressed in United States dollars using the Bank of Canada daily noon exchange rate for the applicable date.

(nn)	“person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Authority) or any other entity, whether or not having legal status.

(oo)	“Plan of Arrangement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Plan of Arrangement as amended or supplemented from time to time in accordance with the terms hereof, the Arrangement Agreement or at the direction of the Court in the Final Order, and not to any particular article, section or other portion hereof.

(pp)	“Purchaser” means Stem Holdings, Inc., a corporation existing under the laws of the State of Nevada.

(qq)	“Purchaser Share Consideration” means Purchaser Shares valued at approximately $0.083, being that number of Purchaser Shares (expressed to five decimal places) as is equal to the quotient obtained when dividing the Aggregate Purchaser Share Consideration by 43,952,213.

(rr)	“Purchaser Shares” means the shares of common stock in the share capital of the Purchaser.

(ss)	“Registrar” means the Registrar of Corporations duly appointed under Section 263 of the ABCA.

(tt)	“Rights Indenture” means the rights indenture to be entered into between Purchaser and a trust company acceptable to Patch and Purchaser, as rights agent, providing for the creation and issuance of the CVRs.

1.2	The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3	Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.

1.4	Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing any gender shall include all genders.

1.5	In the event that the date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect prior to the Effective Time.

1.7	Time shall be of the essence in every matter or action contemplated hereunder.

1.8	Unless otherwise indicated, all sums of money which are referred to in this Agreement are expressed in lawful money of Canada. References to “United States dollars” and “US$” are to the lawful money of the United States.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1	This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of, the Arrangement Agreement.

2.2	This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate will become effective at the Effective Time and be binding on: (a) the Patch Shareholders; (b) the Purchaser; and (c) Patch.

2.3	The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to the Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of ARTICLE 3 has become effective in the sequence and at the times set out therein.

2.4	Other than as expressly provided for herein, no portion of this Plan of Arrangement shall take effect with respect to any party or person until the Effective Time.

ARTICLE 3

ARRANGEMENT

3.1	Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:

(a)	the Patch Shares held by Dissenting Shareholders shall, as of the Effective Time, be deemed to have been transferred to the Purchaser (free and clear of any Encumbrances) in consideration for a debt claim against the Purchaser in accordance with ARTICLE 4, and, as of the Effective Time, such Dissenting Shareholders shall cease to be the holders thereof or have any rights as Patch Shareholders and shall only be entitled to be paid by the Purchaser the fair value of their Patch Shares in accordance with ARTICLE 4; and

(b)	each outstanding Patch Share shall be transferred to, and acquired by, the Purchaser (free and clear of any Encumbrances) in exchange for the Consideration.

3.2	With respect to each Former Patch Shareholder at the Effective Time, upon the exchange of Patch Shares for the consideration pursuant to Section 3.1(b):

(a)	such Former Patch Shareholder shall be added to the register of holders of the Purchaser Shares, and if applicable, to the register of holders of CVRs, and be entitled to the consideration payable to it pursuant to Section 3.1(b);

(b)	such Former Patch Shareholder shall cease to be a holder of the Patch Shares so exchanged and the name of such Former Patch Shareholder shall be removed from the register of Patch Shareholders maintained by or on behalf of Patch as it relates to the Patch Shares so exchanged; and

(c)	the Purchaser shall become the holder of the Patch Shares so exchanged and shall be added to the register of Patch Shareholders maintained by or on behalf of Patch.

ARTICLE 4

DISSENTING SHAREHOLDERS

4.1	Each registered Patch Shareholder shall be entitled to exercise the Dissent Rights in strict compliance with Section 191 of the ABCA as modified by this Plan of Arrangement and the Interim Order. A Dissenting Shareholder shall, at the Effective Time, cease to have any rights as a Patch Shareholder and shall only be entitled to be paid the fair value of the Dissenting Shareholder’s Patch Shares by the Purchaser (as a debt claim owing by the Purchaser) and shall be deemed to have transferred its Patch Shares to the Purchaser in accordance with Section 3.1(a). A Dissenting Shareholder who for any reason is not entitled to be paid the fair value of the Dissenting Shareholder’s Patch Shares shall be deemed to be a Former Patch Shareholder and to have participated in the Arrangement on the same basis as a non-dissenting Patch Shareholder in accordance with Section 3.1(b). In either case, neither Patch nor the Purchaser shall be required to recognize such holders as holders of Patch Shares after the Effective Time and the name of such holder shall be removed from the register of Patch Shares as at the Effective Time. The fair value of the Patch Shares shall be determined as of the close of business on the last Business Day before the day on which the Arrangement is approved by the Patch Shareholders at the Patch Meeting. For greater certainty, in addition to any other restrictions in Section 191 of the ABCA, no person who has voted or has instructed a proxyholder to vote their Patch Shares in favour of the Arrangement shall be entitled to exercise Dissent Rights.

ARTICLE 5

OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES

5.1	At or before the Effective Time, the Purchaser will deposit or cause to be deposited with the Depositary for the benefit of the Former Patch Shareholders the Aggregate Purchaser Share Consideration and the Aggregate Additional Consideration.

5.2	From and after the Effective Time: (a) certificates formerly representing Patch Shares held by Former Patch Shareholders shall represent only the right to receive the consideration to which the Former Patch Shareholders are entitled under this Plan of Arrangement pursuant to Section 3.1(b), and any dividends or distributions thereon pursuant to Section 5.5; and (b) the certificates formerly representing Patch Shares held by Dissenting Shareholders shall represent only the right to receive the fair value of the Patch Shares represented by such certificates; in each case subject to compliance with the requirements set forth in this ARTICLE 5.

5.3	The Purchaser shall, as soon as practicable following the later of the Effective Date and the date of deposit by a Former Patch Shareholder of a duly completed Letter of Transmittal and the certificates representing applicable Patch Shares, and such additional documents and instruments as the Depositary may reasonably require, either:

(a)	forward or cause to be forwarded by first class mail (postage prepaid) to such Former Patch Shareholder at the address specified in the Letter of Transmittal; or

(b)	if requested by such Former Patch Shareholder in the Letter of Transmittal, make available or cause to be made available at the offices of the Depositary for pickup by such Former Patch Shareholder, certificates representing the number of Purchaser Shares issued to such Former Patch Shareholder under the Arrangement (together with any dividends or distributions thereon pursuant to Section 5.5), and if applicable, certificates representing the number of shares or other securities forming part of the Additional Consideration issued to such Former Patch Shareholder under the Arrangement and certificates representing the number of CVRs issued to such Former Patch Shareholder under the Arrangement.

5.4	If any certificate which immediately prior to the Effective Time represented an interest in outstanding Patch Shares that were exchanged pursuant to Section 3.1(b) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to have been lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost, stolen or destroyed certificate the consideration to which the Former Patch Shareholder is entitled pursuant to this Plan of Arrangement (and any dividends or distributions thereon). The person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to each of the Purchaser and Patch and their respective transfer agents, which bond shall be in form and substance satisfactory to each of the Purchaser and Patch and their respective transfer agents, or shall otherwise indemnify the Purchaser and Patch and their respective transfer agents against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

5.5	All dividends or other distributions made with respect to any Purchaser Shares allotted and issued pursuant to Section 3.1(b) of the Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. Subject to Section 5.6, the Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after the applicable Former Patch Shareholder has complied with the requirements in Section 5.3 and become a registered holder (as applicable) and application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends and distributions to which such holder is entitled (without interest), net of applicable withholding and other taxes.

5.6	Any certificate formerly representing Patch Shares that is not deposited with all other documents as required by this Plan of Arrangement on or before the last Business Day prior to the fifth anniversary of the Effective Date, or such shorter or longer period required under any applicable law, shall cease to represent a right or claim of any kind or nature including the right of the Former Patch Shareholder to receive Purchaser Shares (and any dividends and other distributions thereon) or cash and the right of the Former Patch Shareholder to receive Purchaser Shares or cash shall be deemed to have been surrendered to the Purchaser. In such case, such Purchaser Shares (together with all dividends and other distributions thereon) or cash shall be returned to the Purchaser for cancellation and any dividends or other distributions in respect of Purchaser Shares shall be returned to the Purchaser.

5.7	No certificates representing fractional Purchaser Shares shall be issued under this Plan of Arrangement. In lieu of any fractional Purchaser Share, each Former Patch Shareholder otherwise entitled to a fractional interest in a Purchaser Share will receive the nearest whole number of Purchaser Shares (with fractions equal to or greater than 0.5 being rounded up).

ARTICLE 6

WITHHOLDINGS AND TAX ELECTIONS

6.1	The Purchaser, Patch and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Patch Shareholder and, for greater certainty, from any amount payable to any Dissenting Shareholder, as the case may be, under this Plan of Arrangement such amounts as the Purchaser is required to deduct and withhold from such consideration in accordance with the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any other provision of any applicable law. Any such amounts will be deducted and withheld from the consideration payable pursuant to this Plan of Arrangement and shall be treated for all purposes as having been paid to the Patch Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority in accordance with applicable law. In connection with any amount required to be withheld pursuant to this Plan of Arrangement, the Purchaser may direct the Depositary to withhold the number of Purchaser Shares that may otherwise be paid to such Patch Shareholder under this Plan of Arrangement and to sell such shares for cash proceeds to be used for such withholdings, subject to applicable laws. Each Patch Shareholder shall be deemed to have granted an irrevocable power of attorney to effect the sale of the applicable Purchaser Shares.

ARTICLE 7

AMENDMENTS

7.1	The Purchaser and Patch may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be: (a) set out in writing; (b) approved by both Parties; (c) filed with the Court and, if made following the Patch Meeting, approved by the Court; and (d) communicated to Patch Shareholders, if and as required by the Court.

7.2	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Purchaser or Patch at any time prior to or at the Patch Meeting (provided that the other party shall have consented thereto) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Patch Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

7.3	Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Patch Meeting shall be effective only: (a) if it is consented to by Patch and the Purchaser (each acting reasonably); and (b) if required by the Court or applicable law, it is consented to by the Patch Shareholders.

7.4	Any amendment, modification or supplement to this Plan of Arrangement may be made unilaterally by the Purchaser following the Effective Time, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Former Patch Shareholder or other Patch Shareholder.

ARTICLE 8

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

SCHEDULE b

ARRANGEMENT RESOLUTION

RESOLUTION OF THE SHAREHOLDERS OF

PATCH INTERNATIONAL INC. (“Patch”)

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

(a)	The arrangement (as it may be modified or amended, the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) involving Patch and its securityholders, all as more particularly described and set forth in the plan of arrangement (as it may be modified or amended, the “Plan of Arrangement”) attached as Appendix ● to the Management Information Circular of Patch dated ●, 2016, is hereby authorized, approved and agreed to.

(b)	The Arrangement Agreement dated as of November 11, 2016 between Patch and Stem Holdings, Inc. as it may be modified or amended from time to time (the “Arrangement Agreement”), the actions of the directors of Patch in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of Patch in executing and delivering the Arrangement Agreement and causing the performance by Patch of its obligations thereunder are hereby confirmed, ratified, authorized and approved.

(c)	Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by shareholders of Patch or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta, the directors of Patch are hereby authorized and empowered without further approval of any shareholders of Patch: (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or Plan of Arrangement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

(d)	Patch be and is hereby authorized to apply for the final order from the Court of Queen’s Bench of Alberta to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement.

(e)	Any one director or officer of Patch is hereby authorized, empowered and instructed, acting for, in the name and on behalf of Patch, to execute or cause to be executed, under the seal of Patch or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to and in favour of Patch and acknowledges that Patch is relying upon such representations and warranties in connection with the matters contemplated by this Agreement and the consummation of the Arrangement:

(a)	The Purchaser is a corporation duly incorporated and is validly subsisting under the laws of its jurisdiction of incorporation, and the Purchaser has the requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate its respective properties and assets.

(b)	The Purchaser is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary.

(c)	The Purchaser has no direct or indirect subsidiaries.

(d)	The Purchaser has the requisite corporate power and authority to enter into this Agreement, the Acquisition Agreement, the Real Property Agreements and the Rights Indenture and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Acquisition Agreement, the Real Property Agreements and the Rights Indenture and the consummation by the Purchaser of the transactions contemplated hereunder and thereunder has been duly authorized by the Purchaser Board and no other corporate proceedings on the part of the Purchaser are or shall be necessary to consummate the transactions contemplated by this Agreement, the Acquisition Agreement, the Real Property Agreements and the Rights Indenture. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. The Acquisition Agreement and the Real Property Agreements have been or will be duly executed and delivered by the respective parties thereto and constitute or will constitute legal, valid and binding obligations of the respective parties thereto enforceable against such parties in accordance with their terms.

(e)	None of the execution and delivery of this Agreement (subject to the issuance of the Interim Order and Final Order by the Court), the Acquisition Agreement, the Real Property Agreements or the Rights Indenture by the Purchaser, the consummation by the Purchaser of the transactions contemplated hereunder or thereunder nor compliance by the Purchaser with any of the provisions hereof or thereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a penalty, forfeiture or a right of termination or acceleration under, or result in the creation of any Encumbrance, claim, trust, royalty or carried, participation, net profits or other third party interest, option, right of first refusal, right or privilege, preferential right and any agreement or arrangement (whether by law, contract or otherwise) capable of becoming any of the foregoing, upon any of the properties or assets of the Purchaser under, any of the terms, conditions or provisions of (A) the articles, bylaws or other constating documents of the Purchaser; or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which the Purchaser is a party or to which it, or its properties or assets, may be subject or by which the Purchaser is bound; or (ii) violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation in Canada or the United States applicable to the Purchaser; or (iii) cause a suspension or revocation of any Authorization currently in effect.

(f)	Other than in connection with or in compliance with the provisions of Applicable Laws in relation to the completion of the Arrangement or which are required to be fulfilled post-Arrangement:

(i)	there is no legal impediment to the Purchaser’s consummation of the transactions contemplated by this Agreement, the Acquisition Agreement, the Real Property Agreements and the Rights Indenture; and

(ii)	no filing or registration with, or Authorization is necessary by the Purchaser in connection with the consummation of the Arrangement or the transactions contemplated by the Acquisition Agreement, the Real Property Agreements and the Rights Indenture.

(g)	Subject to the approval by the Patch Shareholders of the Arrangement Resolution and the approval of the Interim Order and Final Order by the Court, neither the execution and delivery of this Agreement by the Purchaser, the consummation by the Purchaser of the transactions contemplated by this Agreement, the Acquisition Agreement, the Real Property Agreements and the Rights Indenture, nor compliance by the Purchaser with any of the provisions hereof or thereof, will require any consents or trigger any fees or termination rights.

(h)	The Purchaser is authorized to issue 100,000,000 Purchaser Shares with a par value of $0.001 per share, 50,000,000 shares of Series A Preferred Shares with a par value of $0.001 per share and 50,000,000 shares of Series B Preferred Shares with a par value of $0.001 per share. As at the date hereof, there are not more than 4,794,163 Purchaser Shares issued and outstanding and there are no other classes of shares outstanding or securities, options, interests or other rights outstanding entitling the holder thereof to acquire securities of the Purchaser from treasury. All outstanding Purchaser Shares have been duly authorized and are validly issued as fully paid and non-assessable shares and are not subject to, nor have they been issued in violation of, any pre-emptive rights.

(i)	Since October 12, 2016:

(i)	there has not been any Material Adverse Change respecting the Purchaser from the position set forth in the Purchaser Financial Statements;

(ii)	there have been no material facts, transactions, events or occurrences which, to the knowledge of the Purchaser, could reasonably be expected to result in a Material Adverse Change respecting the Purchaser;

(iii)	the Purchaser has conducted its business only in the ordinary and normal course, consistent with past practice; and

(iv)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Purchaser has been incurred other than in the ordinary and normal course of business, consistent with past practice.

(j)	There is no Litigation against or involving the Purchaser, or in respect of the businesses, properties or assets of the Purchaser (whether in progress or, to the knowledge of the Purchaser, threatened) and, to the knowledge of the Purchaser, no event has occurred which might reasonably be expected to give rise to any proceeding. There is no judgment, writ, decree, injunction, rule, award or order of any Governmental Authority outstanding against the Purchaser in respect of its business, properties or assets. With respect to any Litigation that has been settled by the Purchaser, the Purchaser has obtained appropriate releases or other documentation to ensure that such settlements are final and non-appealable.

(k)	There is no Litigation against or involving Opco, or in respect of the businesses, properties or assets of Opco (whether in progress or, to the knowledge of the Purchaser, threatened) and no event has occurred which might reasonably be expected to give rise to any proceeding. There is no judgment, writ, decree, injunction, rule, award or order of any Governmental Authority outstanding against Opco in respect of the business, properties or assets of Opco. With respect to any Litigation that has been settled by Opco, Opco has obtained appropriate releases or other documentation to ensure that such settlements are final and non-appealable.

(l)	The Purchaser Financial Statements fairly present, in accordance with GAAP, consistently applied, the financial position and condition of the Purchaser at the dates thereof and the results of the operations of the Purchaser for the periods then ended and reflect, in accordance with GAAP, consistently applied, all material assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Purchaser as at the dates thereof.

(m)	The Purchaser has not received notice of any violation of or investigation relating to any federal, state or local laws, regulation or ordinance with respect to its assets, business or operations and the Purchaser holds all Authorizations which are required under federal, state or local laws relating to the assets, business or operations of the Purchaser. The assets of the Purchaser are and have been, since the Purchaser acquired its interests in such assets operated and maintained by it in compliance with all terms and conditions of Applicable Laws and Authorizations in all respects.

(n)	Opco has not received notice of any violation of or investigation relating to any federal, state or local laws, regulation or ordinance with respect to the assets, business or operations of Opcp and Opco holds all Authorizations which are required under federal, state or local laws relating to the assets, business or operations of Opco. The assets of Opco are and have been, since Opco acquired its interests in such assets operated and maintained by it in compliance with all terms and conditions of Applicable Laws and Authorizations in all respects.

(o)	Neither the Purchaser nor the Purchaser Board has agreed or consented to the release of any director or officer of the Purchaser from any fiduciary duty owed by such person to the Purchaser, including as would allow any such person to pursue any corporate opportunities that would otherwise be the property of the Purchaser.

(p)	The corporate records and minute books, books of account and other records of the Purchaser (whether of a financial or accounting nature or otherwise) have been maintained in accordance with Applicable Laws and prudent business practice and will be complete and accurate in all respects as at the Effective Date.

(q)	The Purchaser is not a party to any agreement, contract or instrument that shall trigger any rights to acquire Purchaser Shares or other securities of the Purchaser or rights, entitlements or privileges in favour of any person upon the entering into of this Agreement or the Arrangement.

(r)	The Purchaser is not, and is not an affiliate of a person that is, registered or required to be registered as an “investment company” pursuant to the United States Investment Company Act of 1940, as amended.

(s)	Other than as disclosed in the Purchaser Financial Statements, no director, officer, insider or other non-arm’s length party of the Purchaser is indebted to the Purchaser or any of its Affiliates.

(t)	There are no material liabilities or obligations of the Purchaser or of any of its subsidiaries other than liabilities or obligations: (i) disclosed in the Purchaser Financial Statements; (iii) incurred in the Ordinary Course since October 12, 2016; or (iii) incurred in connection with this Agreement or permitted by this Agreement.

(u)	To the knowledge of the Purchaser, the Purchaser has not acquired property from, or disposed of property to, a person with whom the Purchaser was not dealing at arm’s length, within the meaning of the Tax Act, for consideration, the value of which is greater or less than the fair market value of the property acquired in circumstances which would subject it to a liability under section 69 or section 160 of the Tax Act or under any equivalent provisions of any applicable legislation.

(v)	None of the Purchaser, any of its subsidiaries or its Representatives has made, offered or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, whether directly or through any other person, to or for the use or benefit of any public official (including any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate the Corruption of Foreign Public Officials Act (Canada) or any similar laws applicable to any such person. Specifically, no such person will take any action in furtherance of an offer or promise to pay, lend or give money or anything of value, directly or indirectly, to or for the use of any public official, or to any other person while knowing that all or a portion of such money or thing of value will be offered, given, loaned or promised, directly or indirectly, to or for the use of or benefit of any public official, for any of the following purposes: (i) influencing any act or decision of such public official in his or her official capacity; (ii) inducing such public official to do or omit to do any act in violation of the lawful duty of the public official; (iii) inducing such public official to use his or her influence with any governmental entity, public international organization or political party to affect or influence any act or decision of such entity; or (iv) securing any improper advantage to either assist a Person to obtain business or to further the interests of its business.

(w)	Purchaser has not withheld from Patch any material information or documents concerning the Purchaser or its assets or liabilities during the course of Patch’s review of Purchaser and its assets and liabilities.

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF PATCH

Patch represents and warrants to and in favour of the Purchaser and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the matters contemplated by this Agreement and the consummation of the Arrangement:

(a)	Each of Patch and its subsidiaries is a corporation duly incorporated or continued, as the case may be, and is validly subsisting under the laws of its jurisdiction of incorporation or continuance, as applicable, and each of Patch and its subsidiaries and has the requisite power and authority to carry on its business as it is now being conducted by it and to own, lease and operate its respective properties and assets.

(b)	Each of Patch and its subsidiaries is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on Patch and its subsidiaries, taken as a whole.

(c)	Patch has no material direct or indirect subsidiaries.

(d)	Patch has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by Patch of the transactions contemplated by this Agreement have been duly authorized by the Patch Board and, subject to obtaining Patch Shareholder approval as contemplated herein, no other corporate proceedings on the part of Patch are or shall be necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Patch and constitutes a legal, valid and binding obligation of Patch enforceable against Patch in accordance with its terms.

(e)	Subject to the approval of the Patch Shareholders of the Arrangement Resolution and the approval of the Interim Order and the Final Order by the Court, neither the execution and delivery of this Agreement by Patch, the consummation by Patch of the transactions contemplated by this Agreement nor compliance by Patch with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a penalty, forfeiture or a right of termination or acceleration under, or result in the creation of any Encumbrance, claim, trust, royalty or carried, participation, net profits or other third party interest, option, right of first refusal, right or privilege, preferential right and any agreement or arrangement (whether by law, contract or otherwise) capable of becoming any of the foregoing, upon any of the properties or assets of Patch under, any of the terms, conditions or provisions of (A) the articles, bylaws or other constating documents of Patch, or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which Patch is a party or to which it, or its properties or assets, may be subject or by which Patch is bound; or (ii) violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Patch (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults or terminations which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on Patch, taken as a whole, or prevent or materially impair or materially delay or could reasonably be expected to prevent or materially impair or delay the ability of Patch to consummate the transactions contemplated by this Agreement by the Outside Date; or (iii) cause a suspension or revocation of an Authorization currently in effect which would have a Material Adverse Effect on Patch.

(f)	Other than in connection with or in compliance with the provisions of Applicable Laws in relation to the completion of the Arrangement including the approval of the Patch Shareholders and the issuance of the Interim Order and Final Order by the Court or which are required to be fulfilled post-Arrangement:

(i)	there is no legal impediment to Patch’s consummation of the transactions contemplated by this Agreement; and

(ii)	no filing or registration with, or Authorization is necessary by Patch or any of its subsidiaries in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such Authorizations, which, if not received, would not prevent or materially impair or materially delay or could reasonably be expected to prevent or materially impair or delay the ability of Patch to consummate the transactions contemplated by this Agreement by the Outside Date.

(g)	Subject to the approval of the Patch Shareholders of the Arrangement Resolution and the issuance of the Interim Order and Final Order by the Court, neither the execution and delivery of this Agreement by Patch, the consummation by Patch of the transactions contemplated by this Agreement nor compliance by Patch with any of the provisions hereof, will require any consents or trigger any fees or material rights, other than the Patch Transaction Costs.

(h)	Capitalization

(i)	The authorized capital of Patch consists of an unlimited number of Patch Common Shares, an unlimited number of Class “B” common voting shares, and unlimited number of Class “C” common non-voting shares, an unlimited number of Class “A” preferred voting shares, and unlimited number of Class “B” preferred voting shares and an unlimited number of Class “C” preferred shares. As of the close of business on the date of this Agreement, there were: (A) 37,850,724 Patch Common Shares issued and outstanding; (B) one Patch Class “A” Preferred Share issued and outstanding; (C) one Patch Class “B” Preferred Share issued and outstanding; and (D) no other shares in the capital of Patch issued and outstanding. All outstanding Patch Shares have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement there are 6,101,489 Patch Common Shares issuable upon the redemption of the Patch Exchangeable Shares. All of the Patch Common Shares issuable upon the redemption of the Patch Exchangeable Shares, have been duly authorized and, upon issuance in accordance with their terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. No Patch Shares have been issued in violation of any Applicable Law or any pre-emptive or similar rights applicable to them.

(ii)	Except for rights under the Patch Exchangeable Shares and this Agreement, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate Patch, directly or indirectly, to issue or sell any securities of Patch, or give and person a right to subscribe for or acquire, any securities of Patch.

(iii)	Other than the Patch Exchangeable Shares, there are no issued, outstanding or authorized:

(A)	obligations to repurchase, redeem or otherwise acquire any securities of Patch, or qualify securities for public distribution in Canada, the United States or elsewhere, or, other than as contemplated by this Agreement with respect to the voting or disposition of any securities of Patch; or

(B)	notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that in each case, give any person, directly or indirectly, the right to vote with holders of Patch Shares on any matter.

(i)	Since May 31, 2016:

(i)	there has not been any Material Adverse Change respecting Patch from the position set forth in Patch Financial Statements;

(ii)	there have been no material facts, transactions, events or occurrences which, to the knowledge of Patch, could reasonably be expected to result in a Material Adverse Change respecting Patch;

(iii)	each of Patch and its subsidiaries has conducted its business only in Ordinary Course; and

(iv)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to Patch or any of its subsidiaries has been incurred other than in the Ordinary Course.

(j)	There is no Litigation against or involving Patch or Patch Energy, or in respect of the businesses or assets of Patch or Patch Energy (whether in progress or, to the knowledge of Patch, threatened), that if adversely determined, would reasonably be expected to have a Material Adverse Effect on Patch or prevent or materially impair or materially delay or could reasonably be expected to prevent or materially impair or delay the ability of Patch to consummate the transactions contemplated by this Agreement by the Outside Date and, to the knowledge of Patch, no event has occurred which might reasonably be expected to give rise to any Litigation. There is no judgment, writ, decree, injunction, rule, award or order of any Governmental Authority outstanding against Patch or Patch Energy in respect of their respective businesses or assets that has had or would reasonably be expected to have a Material Adverse Effect on Patch or prevent or materially impair or delay or could reasonably be expected to prevent or materially impair or delay the ability of Patch to consummate the transactions contemplated by this Agreement by the Outside Date.

(k)	The Patch Financial Statements fairly present, in accordance with GAAP, consistently applied, the financial position and condition of Patch at the dates thereof and the results of the operations of Patch for the periods then ended and reflect, in accordance with GAAP, consistently applied, all material assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of Patch, as at the dates thereof.

(l)	Neither Patch nor any of its subsidiaries has received notice of any violation of or investigation relating to any federal, provincial or local law, regulation or ordinance with respect to its or Patch Energy’s assets or business and Patch and Patch Energy holds all Authorizations which are required under federal, provincial or local laws relating to their respective assets, business or operations, except where the failure to comply with the foregoing would not have a Material Adverse Effect on Patch.

(m)	No Securities Authority, other competent authority or stock exchange in Canada or the United States has issued any order which is currently outstanding preventing or suspending trading in any securities of Patch, no such proceeding is, to the knowledge of Patch, pending, contemplated or threatened and neither Patch or any of its subsidiaries is in material default of any requirement of any Applicable Laws.

(n)	Patch has not retained any financial advisor, broker, agent or finder, or paid or agreed to pay or have the Purchaser pay any financial advisor, broker, agent or finder on account of this Agreement or the Arrangement, any transaction contemplated hereby or any transaction presently ongoing or contemplated.

(o)	Patch is not subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of Patch or pursuant to which any person other than Patch may have any right or claim in connection with any existing or past equity interest in Patch.

(p)	The Patch Board has unanimously determined that the Arrangement is in the best interests of Patch, is fair to the Patch Shareholders and has unanimously approved the Arrangement and the entering into of this Agreement and has resolved to recommend that Patch Shareholders vote in favour of the Arrangement. Each member of the Patch Board intends, in accordance with the Patch Support Agreements, to vote all of such shareholder’s Patch Voting Securities in favour of the Arrangement Resolution and against any resolution submitted by any Patch Shareholder that is inconsistent with the Arrangement.

(q)	The corporate records and minute books, books of account and other records of Patch (whether of a financial or accounting nature or otherwise) have been maintained in accordance with, in all material respects, Applicable Laws and prudent business practice and will be complete and accurate in all material respects as at the Effective Date.

(r)	No director, officer, insider or other non-arm’s length party of Patch or any of its subsidiaries is indebted to Patch or any of its subsidiaries.

(s)	Except for indemnity agreements with its directors and officers as contemplated by the by-laws of Patch or Patch Energy and Applicable Laws, and other than standard indemnity agreements in the Ordinary Course provided to service providers, neither Patch nor any of its subsidiaries is a party to or bound by any agreement, guarantee, indemnification or endorsement or like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person which individually or in the aggregate could have a Material Adverse Effect on Patch.

(t)	Patch has not withheld from the Purchaser any material information or documents concerning Patch, Patch Energy or any of their respective assets or liabilities during the course of the Purchaser’s review of Patch and its subsidiaries and their assets and liabilities.

(u)	There are no material liabilities or obligations of Patch or of any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) disclosed in the Patch Financial Statements; (ii) incurred in the Ordinary Course since May 31, 2016; or (iii) incurred in connection with this Agreement.

(v)	No facts, circumstances or events exist or have existed that have resulted in or may result in the application of any of sections 80 to 80.04 of the Tax Act to Patch.

(w)	Patch has not acquired property from, or disposed of property to, a person with whom Patch was not dealing at arm’s length, within the meaning of the Tax Act, for consideration, the value of which is greater or less than the fair market value of the property acquired in circumstances which would subject it to a liability under section 69 or section 160 of the Tax Act or under any equivalent provisions of any applicable legislation.

(x)	Patch has not made any payment, nor is obligated to make any payment, and is not a party to any agreement under which it could be obligated to make any payment that may not be deductible by virtue of section 67 or 78 of the Tax Act or any analogous provincial or similar provision.

(y)	Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by Patch with respect to all material transactions between Patch and any non-resident person with whom Patch was not dealing at arm’s length within the meaning of the Tax Act, during a taxation year commencing after 1998 and ending on or before the Effective Date.

(z)	Patch is properly classified as a corporation for United States federal tax purposes.

(aa)	Patch has not been classified as a passive foreign investment company, within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended, for any prior year and is not expected to be so classified for the current year.

(bb)	Patch is not incorporated in the United States, is not organized under the laws of the United States and does not have its principal office within the United States.

(cc)	None of Patch, any of its subsidiaries or its Representatives has made, offered or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, whether directly or through any other person, to or for the use or benefit of any public official (including any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate the Corruption of Foreign Public Officials Act (Canada) or any similar laws applicable to any such person. Specifically, no such person will take any action in furtherance of an offer or promise to pay, lend or give money or anything of value, directly or indirectly, to or for the use of any public official, or to any other person while knowing that all or a portion of such money or thing of value will be offered, given, loaned or promised, directly or indirectly, to or for the use of or benefit of any public official, for any of the following purposes: (i) influencing any act or decision of such public official in his or her official capacity; (ii) inducing such public official to do or omit to do any act in violation of the lawful duty of the public official; (iii) inducing such public official to use his or her influence with any governmental entity, public international organization or political party to affect or influence any act or decision of such entity; or (iv) securing any improper advantage to either assist a Person to obtain business or to further the interests of its business.

(dd)	Patch is a reporting issuer (where such concept exists) in the province of Alberta and is in material compliance with all Canadian Securities Laws therein. The documents and information comprising the Patch Public Record did not at the respective times they were filed with the relevant Securities Authorities, contain any misrepresentation, unless such document or information was subsequently corrected or superseded in the Patch Public Record prior to the date hereof.